As filed with the Securities and Exchange Commission on October 29, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 6)
To the Registration Statement on Form SB-2 On Form S-1

CHINA POWER EQUIPMENT, INC.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

MARYLAND
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

3620
(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

20-5101287
(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

6th FLOOR, FEI JING INTERNATIONAL, NO. 15 GAOXIN 6 ROAD
HI-TECH INDUSTRIAL DEVELOPMENT ZONE XI'AN, SHAANXI, CHINA 710075
TEL: 011-86-29-88310282\88310560
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

UNITED CORPORATE SERVICES, INC.
20 SOUTH CHARLES STREET - SUITE 1200
BALTIMORE, MARYLAND 21201
800-899-8648
(Name, address and telephone number of agent for service)

COPIES TO: DARREN OFSINK, ESQ.
GUZOV OFSINK LLC
600 MADISON AVENUE, 14TH FLOOR,
NEW YORK, NY 10022

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. x If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. o If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

China Power Equipment, Inc. previously filed a registration statement on Form SB-2 (SEC File No. (333-147349) on November 13, 2007 and filed pre-effective Amendment No. 1 on February 29, 2008, pre-effective Amendment No. 2 on April 30, 2008, pre-effective Amendment No. 3 on August 5, 2008, pre-effective Amendment No. 4 on September 25, 2008 and pre-effective Amendment No. 5 on October 24, 2008. This pre-effective amendment further amends the registration statement to revise certain information contained therein including, without limitation, the registration of 726,183 shares of our common stock underlying Series A Convertible Preferred Stock issued to the selling stockholders.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 29, 2008

CHINA POWER EQUIPMENT, INC.

726,183 SHARES OF COMMON STOCK (UNDERLYING SERIES A CONVERTIBLE PREFERRED STOCK)

OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 726,183 shares of our common stock they may acquire on conversion of our Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock was issued to the selling stockholders in a private placement completed on May 30, 2007. Each share of Series A Convertible Preferred Stock is convertible at any time into 43.98 share of our common stock at the option of the holder. The aggregate number of shares of common stock which may be issued upon conversion of the Series A Convertible Preferred Stock shall be no more than 4,021,900 million shares. However, only 726,183 shares of our common stock underlying the Series A Convertible Preferred Stock are being registered herein.

 The selling stockholders will sell their shares of our common stock at a price of $0.23 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on another securities exchange, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $160,000) but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

Our common stock is not currently quoted on any exchange or inter-dealer market. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

The shares are being offered by the selling stockholders in anticipation of the development of a secondary trading market in our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 29, 2008

TABLE OF CONTENTS

About This Prospectus	1

Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus	1
Prospectus Summary	2
Risk Factors	8
Selling Stockholders	18
Plan of Distribution	22
Use of Proceeds	22
Market For Common Equity And Related Stockholder Matters	22
Management's Discussion and Analysis of Financial Condition and Results of Operations	24
Business	39
Description of Property	45
Legal Proceedings	46
Security Ownership of Certain Beneficial Owners and Management	46
Directors and Executive Officers	47
Executive Compensation	48
Certain Relationships and Related Transactions	48
Description of Our Securities	49
Legal Matters	49
Experts	49
Interest of Named Experts and Counsel	49
Disclosure of Commission Positions on Indemnification for Securities Act Liabilities	49
Financial Statements	50

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
Indemnification of Directors and Officers	II-1
Other Expenses of Issuance and Distribution	II-1
Recent Sales of Unregistered Securities	II-1
Exhibits	II-2
Undertakings	II-5
Signatures	II-6

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock they will acquire upon conversion of their preferred stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.

When used in this prospectus, the terms:

"China Power," "Company," We," "Our" And "Us" Refers To China Power Equipment, Inc., a Maryland Company that conducts business in the People's Republic of China through our wholly owned subsidiary, An Sen, and affiliated operating company Zhongxi. Neither we nor An Sen hold any equity ownership interest in Zhongxi.

“An Sen” refers to An Sen (Xi'an) Power Science & Technology Co., Ltd., a company organized under the laws of the People's Republic Of China as a “Wholly Foreign Owned Enterprise” and a wholly-owned subsidiary of China Power.

“Alloy Science” refers to Xi'an Amorphous Alloy Science And Technology Co., Ltd., a company organized under the laws of the People's Republic Of China. On October 28, 2006 Alloy Sciences shareholders entered into an Investment Trust Agreement where the shareholders of Alloy Science contributed capital and the assets of Alloy Sciences to Zhongxi and gave the shareholders of Zhongxi the right to voting their Alloy Science shares. The purpose of this transaction was to place the operations of Alloy Sciences in a new entity to manufacture amorphous alloy transformers on behalf of the shareholders of Alloy Science and better organize the company for potential foreign investment.

“Zhongxi” refers to Xi'an Amorphous Alloy Zhongxi Transformer Co., Ltd. ("Zhongxi"), a company organized under the laws of People's Republic Of China that conducts all of the operations related to our business. On November 8, 2006 Zhongxi entered into the Management Entrustment Agreement (as amended and restated on April 24, 2008 (Exhibit 10.17) and October 22, 2008 (Exhibit 10.24)) that:

•	gives us control over the board of directors, officers, operations and finances of Zhongxi and makes us financially responsible for any of their losses and

•	allows us to consolidate Zhongxi’s financial results under GAAP.

As consideration for entry into the Management Entrustment Agreement, we issued 9,000,000 shares of our common stock to the shareholders of Alloy Science, which constituted 90% of our outstanding common stock at that time.

(For a treatment of these topics in detail, please refer to “Business - Corporate History” beginning on page 27 of this prospectus and NOTE 1 to our Financial Statements beginning on Page F-7 of this prospectus.)

Unless otherwise noted, all currency figures in this filing are in U.S.dollars.

"Yuan" or "RMB" refer to the Chinese yuan, also known as the Renminbi). According to xe.com as of October 29, 2008, $1 = 6.8460 Yuan.

"KVA" refers to kilovolt-amperes, which are units of power equivalent to kilowatts in some circumstances.

"PRC" or "China" refers to the People's Republic of China.

"OTC Bulletin Board" or the "OTCBB" refers to the Over-the-Counter Bulletin Board, an electronic quotation system for equity securities overseen by the Financial Industry Regulatory Authority (formerly the National Association of Securities Dealers), which is accessible through its website at www.otcbb.com.

THE COMPANY

Business Overview

We, are a holding company that conducts our operations through our wholly owned subsidiary An Sen and our affiliated operating company Zhongxi. Neither we nor our subsidiary An Sen hold any equity ownership interest in Zhongxi because we can not at the current time purchase Zhongxi at its appraised value for cash or enter into a share exchange with Zhongxi under PRC law. As a result, we, through our Chinese subsidiary An Sen, entered into a Management Entrustment Agreement with Zhongxi where it:

(1)	Controls the management and operations of Zhongxi through An Sen;

(2)
Holds from 100% of the shareholders of Zhongxi rights as equity holders of Zhongxi, including the right to vote as if it holds 100% of the common stock of Zhongxi on all matters that are brought before Zhongxi's shareholders, the right to acquire and dispose of assets and all other rights other than the right to dispose of the shares, giving it functional control over Zhongxi

(3)	Consolidates the financial results of Zhongxi with ours under GAAP;

(4)	Assumes the risk of loss from Zhongxi’s operations; and

(5)
is obligated to pay the outstanding liabilities of Zhongxi, including debt, if Zhongxi does not have sufficient cash on hand to do so, and to pay any deficiencies if net assets are less than registered capital as a result of any losses of Zhongxi.

Zhongxi designs, manufactures and distributes amorphous alloy cores in the PRC which constitute the main component of a new generation of energy saving electrical power transformers. In addition, Zhongxi continues its legacy businesses as a distributor of electrical power transformers and manufacturer of traditional steel silicon cores although we believe that these legacy products will be discontinued by 2010.

Amorphous alloy core enables manufacturers of electric power transformers to take advantage of the burgeoning energy saving market in the PRC by reducing power loss through improved conductivity of the core. Zhongxi utilizes proprietary, patented technology to design, manufacture and sell its amorphous alloy transformer cores, which we believe gives its product a number of advantages over their PRC competitors.

The total sales revenues of Zhongxi for the six months ended June 30, 2008 were derived from the following sources: (i) approximately 52% of its sales were from amorphous alloy transformer cores, (ii) approximately 40% of its sales were from amorphous alloy transformers, and (iii) approximately 8% of its sales were from traditional transformers. However we expect that its sales of amorphous alloy transformer cores will be the principal source of revenues of Zhongxi after fiscal year 2008. Sales by Zhongxi were made to PRC based customers and none of its sales revenues were derived from the international market.

Corporate History

Alloy Science, the predecessor to Zhongxi, was formed in June, 1999 to manufacture and sell traditional steel transformer cores and transformers. Approximately 45% of Alloy Science’s common stock was held by approximately 1,000 Chinese investors who purchased shares on a small local exchange. The issuance of the shares and purchases and sales were conducted in accordance with applicable local and PRC securities laws. Alloy Science’s management was advised that the widespread ownership structure of the company would make it difficult to conduct overseas financing so in June of 2004 Alloy Science formed Zhongxi with Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. On October 28, 2006 Alloy Science, Zhongxi and its shareholders entered into an Investment Trust Agreement where substantially all of the assets of Alloy Science were transferred into Zhongxi and 93.75% of Zhongxi’s common stock was held for the benefit of Alloy Science and its shareholders. The transaction is accounted for as a reorganization of entities under common control.

In order to list our shares on the OTCBB or another securities exchange, China Power and An Sen were created and we subsequently caused An Sen to enter into the Management Entrustment Agreement. China Power was incorporated in the State of Maryland on May 17, 2006. On November 3, 2006, China Power formed An Sen (Xi'an) Power Science & Technology Co., Ltd., a limited liability company organized under the laws of the PRC, as a wholly-owned subsidiary of China Power and "wholly foreign-owned enterprise" under Chinese law. An Sen acts as a management company for Zhongxi, the company that operates the business. On November 8, 2006 An Sen and Zhongxi entered into the Management Entrustment Agreement with An Sen granting An Sen the right to manage and control Zhongxi and receive its financial benefits. The Management Entrustment Agreement was subsequently amended and restated on April 24, 2008 (Exhibit 10.17) and October 22, 2008 (Exhibit 10.24)). In addition, An Sen is exposed to the financial risks of Zhongxi including, without limitation, the assumption of any risk of loss from Zhongxi’s operations, the obligation to pay the outstanding liabilities of Zhongxi, including debt, if Zhongxi does not have sufficient cash on hand to do so, and to pay any deficiencies if net assets are less than registered capital as a result of any losses. As a result we are permitted to consolidate its financial results under GAAP. DeHeng Law Office, our PRC counsel, has advised us that in their opinion the Management Entrustment Agreement is legal and enforceable under PRC law. In the event of a breach of the Management Entrustment Agreement, as set forth in Article 5 of the Amended and Restated Management Entrustment Agreement annexed hereto as Exhibit 1.17, the breaching party is liable for monetary damages and there is no right of termination for breach.

To date, none of Zhongxi’s profits have been paid to An Sen, nor has Zhongxi paid any other fees to An Sen pursuant to the Management Entrustment Agreement as available funds have been used for working capital.

While neither we nor An Sen plan to co-sign Zhongxi contracts, we will continue to be exposed to the financial risks of Zhongxi for its future obligations with third parties through the operation of the Management Entrustment Agreement. Mr. Song, the legal representative for Zhongxi and Yarong Feng, the legal representative for An Sen, hold positions as directors and executive officers of each of An Sen and Zhongxi; therefore the Management Entrustment Agreement was not entered into at arms length because the parties to the agreement were related prior to the transaction and under common control immediately thereafter.

In exchange for executing the Management Entrustment Agreement we issued an aggregate of 9,000,000 shares of our common stock of which 8,437,500 shares were issued to the shareholders of Alloy Science representing their 93.75% interest in Zhongxi, 560,100 shares were issued to Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. representing their 6.25% interest in Zhongxi and 2,400 shares were reserved for employees of Zhongxi.

On November 21, 2006, the Chinese investors who purchased their shares in Alloy Science on the local exchange in China appointed Yarong Feng and Guoan Zhang as their trustees with a proxy to vote their shares of China Power which can be terminated after two years. The shares held in trust represent approximately 34.94% of the issued and outstanding shares of our common stock. Ms. Feng is our director and Mr. Zhang the Vice General Manager of Zhongxi. The shareholders agreed to appoint Ms. Feng as a trustee because she was involved in investor relations for Alloy Science and appoint Mr. Zhang because he was respected in the industry.

On July 11, 2007 Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. transferred its 6.25% nominal interest in Zhongxi and its interest in us to Zhejiang Lvneng Electric Co. Ltd. We have received a copy of the agreement transferring such interest (Exhibit 10.23) and that agreement states that the consideration for the transfer was the payment of transfer fees by Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. As these parties are not affiliated with us, we are unaware of any other consideration for the transfer.

The Management Entrustment Agreement was utilized instead of a direct acquisition of the assets or common stock of Zhongxi, because of the lack of clarity in the implementation of current PRC laws regarding the use of a non-PRC entity’s equity as consideration to acquire a PRC entity’s equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity (such as China Power) to use its equity to acquire a PRC entity (such as Zhongxi). While PRC law does allow for the purchase of equity interests in, or assets of a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of the equity or assets. Because the Company did not have sufficient cash to pay the estimated full value of all of the assets of Zhongxi, the Company, through An Sen, entered into the Management Entrustment Agreement in exchange for the right to exercise functional control over Zhongxi and allow us to consolidate its financial results for the purposes of GAAP.

The following diagram sets forth the ownership structure and interrelationships between China Power, An Sen, Zhongxi, Zhejiang Lvneng Electric Co. Ltd. and Alloy Science:

Neither China Power nor An Sen have any operations or plan to have any operations in the future other than acting as a holding company and management company for Zhongxi and raising capital for its operations. However, we reserve the right to change our operating plans regarding China Power and An Sen.

The table below sets forth our significant shareholders, officers and directors who have a relationship with Zhongxi, Alloy Science and An Sen.

Shareholder/ Management	Alloy Science % Holdings (1)	An Sen	Zhongxi % Holdings (2)	China Power% Holdings	Interrelationships
Yongxing Song	35%	_	43.75%	27.13%
Chairman, CEO and President of China Power. Chairman, President and CEO of Zhongxi.
President and CEO of An Sen.
Former CEO and President of Alloy Science.
Acting CEO and President of Alloy Science
Trustee, Investment Trust Agreement of Alloy Science.

Zewei Xu	3.6%	_	6.25%	2.79%	Chief Engineer of China Power. Chief Engineer of Zhongxi. Former Chief Engineer Alloy Science

Yarong Feng (3)(4)	2.32%	_	5%	1.80%
Director, China Power
Director, An Sen
Chief Financial Officer, Director Zhongxi
Secretary to the Board of Alloy Sciences
Trustee, Investment Trust Agreement of Alloy Science
Trustee under Voting Trust and Escrow Agreement

Gouan Zhang (3)(4)		_			Vice General Manager China Power Vice General Manager An Sen Vice General Manager, Director Zhongxi Trustee under Voting Trust and Escrow Agreement

(1) Alloy Science has no operations.

(2) The rights of the shareholders of Zhongxi are held by An Sen, our subsidiary, pursuant to the Management Entrustment Agreement.

(3) Holds 34.94% of China Power common stock as one of two trustees for Alloy Science Shareholders pursuant to the Voting Trust and Escrow Agreement.

(4) Holds 45.08% of Alloy Science's shares as a trustee for shareholders of Alloy Science

THE OFFERING

Offering By Selling Stockholders
This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 726,183 shares of our common stock they may acquire on conversion of the Series A Convertible Preferred Stock and may be offered for resale by the selling stockholders from time to time. The Series A Convertible Preferred Stock by the selling stockholders in a series of private placements made exclusively to accredited investors completed on May 30, 2007. No shares are being offered for sale by the Company.

Common stock outstanding prior to Offering	10,886,413

Common stock offered by the Company	0

Total shares of common stock offered by Selling stockholders	726,183

Common stock to be outstanding after the offering (on a fully diluted basis)	19,365,013

Use of Proceeds	We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Background

Between February 13, 2007 and May 30, 2007, we raised $925,000 in a private placement of our Series A Convertible Preferred Stock at a purchase price of $10.00 per share which we issued together with an aggregate of 4,021,900 warrants to purchase our common stock at a purchase price of $1.00 per share. The Series A Convertible Preferred Stock is convertible into 4,021,900 shares of our common stock, or 20.77% of our issued and outstanding stock on a fully diluted basis. The warrants are exercisable into 4,021,900 shares of our common stock or 20.77% of our issued and outstanding common stock on a fully diluted basis; subject to the limitation that no warrant holder may exercise warrants in an amount greater than the number of shares of common stock received upon conversion of the Series A Convertible Preferred Stock.

We are registering 726,183 shares of our common stock for resale upon the conversion by the selling stockholders of the Series A Convertible Preferred Stock that were issued in connection with the private placement. No shares of Series A Convertible Preferred Stock, the warrants or common stock that may be exercised under the warrants are being registered under this prospectus.

Plan Of Distribution

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at a price of $0.23 per share until shares of our common stock are quoted on the OTC Bulletin Board or other securities exchange, and thereafter at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, or (ii) at such time our common stock is listed on the OTC Bulletin Board or on any stock exchange on which the shares may then be listed in the future, in one or more transactions, including block transactions in accordance with the applicable rules of such exchange. Once our common stock is listed, the selling price of the shares may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay all expenses of registration incurred in connection with this offering (estimated to be approximately $160,000), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may offer the common stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement.

The offering of common stock may be through the facilities of the OTCBB or such other exchange where our common stock may then be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales affected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock.

RISK FACTORS

An Investment In Our Common Stock Involves A High Degree Of Risk. You Should Carefully Consider The Risks Described Below And The Other Information Contained In This Prospectus Before Deciding To Invest In Our Common Stock.

The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, and/or operating results. If any of the following risks, or any other risks not described below, actually occur, it is likely that our business, financial condition, and operating results could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

We Do Not Have Any Equity Ownership Interest in Zhongxi, Our Operating Business, And Our Executives Are Also Affiliates of Zhongxi and An Sen, The Parties To The Management Entrustment.

We do not have any equity ownership interest in Zhongxi. We control Zhongxi through a Management Entrustment Agreement between Zhongxi and our wholly owned subsidiary An Sen. Both An Sen and Zhongxi are controlled by affiliates of Zhongxi and Alloy Science, including Mr. Song, our CEO and Chairman who holds approximately 44% of the shares of common stock of Zhongxi and 27% of our common stock and Yarong Feng and Gouan Zhang, affiliates of Zhongxi and An Sen who controls approximately 35% of our common stock as trustees for the shareholders of Alloy Science. Mr. Song is also the President and CEO of An Sen, acting CEO and President of Alloy Science and one of the trustees for 93.75% of the shareholders of Alloy Science. Ms. Feng is our director, director of An Sen, Chief Financial Officer and director Zhongxi, Secretary to the Board of Directors of Alloy Sciences and a Trustee for the shareholders of Alloy Science. Mr. Zhang is the Vice General Manager China Power, Vice General Manager An Sen, Vice General Manager, director of Zhongxi and Trustee under Voting Trust and Escrow Agreement.

RISKS RELATED TO OUR BUSINESS

Our Limited Operating History May Not Serve As An Adequate Basis To Judge Our Future Prospects And Results Of Operations.

Zhongxi commenced its current line of business operations in 1999. Its limited operating history may not provide a meaningful basis on which to evaluate its business. We cannot assure you that Zhongxi will maintain our profitability or that it will not incur net losses in the future. We expect that the operating expenses of Zhongxi will increase as it expands. Any significant failure to realize anticipated revenue growth could result in significant operating losses. Zhongxi will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

raise adequate capital for expansion and operations;

implement the business model and strategy and adapt and modify them as needed;

increase awareness of the brands of Zhongxi, protect its reputation and develop customer loyalty;

manage the expanding operations and service offerings of Zhongxi, including the integration of any future acquisitions;

maintain adequate control of the expenses of Zhongxi;

anticipate and adapt to changing conditions in the transformer and electric power market in which Zhongxi operates as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If Zhongxi is not successful in addressing any or all of these risks, our business may be materially and adversely affected.

The Failure Of Zhongxi To Compete Effectively May Adversely Affect Its Ability To Generate Revenue.

Zhongxi competes primarily on the basis of its ability to find purchasers for our transformer cores. There can be no assurance that it will continue to find such purchasers in new areas as we attempt to expand or that its competitors will not negotiate more favorable arrangements. We expect that we will be required to continue to invest in expansion capacity and research and development efforts in order for Zhongxi to remain competitive. Zhongxi’s contemplated expansion will require large amounts of capital. Zhongxi’s competitors may have better resources and better strategies to raise capital which could have a material adverse effect on its business, results of operations and financial condition.

Zhongxi May Not Be Able To Effectively Control And Manage Its Growth.

If business of Zhongxi and its markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. Any expansion would increase demands on the existing management, workforce and facilities of Zhongxi. Failure to satisfy such increased demands could interrupt or adversely affect the operations of Zhongxi, cause delays in production and delivery of amorphous alloy cores and create administrative inefficiencies.

We May Require Additional Financing In The Future And A Failure To Obtain Such Required Financing Will Inhibit The Ability Of Zhongxi To Grow.

The continued growth of the business of Zhongxi may require additional funding from time to time. Funding would be used for general corporate purposes, which could include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock, among other things. Obtaining additional funding would be subject to a number of factors including market conditions, operating performance and investor sentiment, many of which are outside of our control. These factors could make the timing, amount, terms and conditions of additional funding unattractive or unavailable to us.

The Terms Of Any Future Financing May Adversely Affect Your Interest As Stockholders.

If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in us. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon liquidation of the Company. In addition, indebtedness may be under terms that make the operation of the business of Zhongxi more difficult because the lender's consent could be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in us.

The Protection Of Intellectual Property Rights In The PRC Is Not As Effective As In The United States Or Other Countries.

Our success depends, in part, on our ability to protect the proprietary technologies of Zhongxi. As of the date of this prospectus, Zhongxi has three patents, which relate to relatively older technology, and it is in the process of applying for three additional patents for a newer, upgraded amorphous core. There is no guarantee that Zhongxi will receive the new patents it is applying for, and no guarantee that its intellectual property is or will be sufficiently protected. Nor is there any guarantee that its current or potential competitors do not have, and will not obtain or develop, similar technology, which could harm our business and competitive position. Protection of intellectual property in the PRC has historically been weak, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as they are in the United States and other countries. Policing unauthorized uses of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of Zhongxi’s proprietary rights or those of others. Such litigation could require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation would impair our intellectual property rights and could harm our business, competitive position, business prospects and reputation.

We And/Or Zhongxi May Be Exposed To Intellectual Property Infringement And Other Claims By Third Parties, Which, If Successful, Could Cause Us And/Or Zhongxi To Pay Significant Damage Awards And Incur Other Costs.

Although we believe that the technology Zhongxi uses, including its patented technology and technology for which Zhongxi has applied for with patents, is significantly distinguished from other patented technology, and any infringement claim relating to the technology of Zhongxi would be unlikely to succeed, we cannot assure you that our assessment is or will remain correct. In addition, as litigation becomes more common in the PRC in commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to patents for amorphous core and transformer technology and related devices and machines involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceeding to which we and/or Zhongxi may become a party could subject us and/or Zhongxi to significant liability to third parties, including damage awards, and could require Zhongxi to seek licenses from third parties, pay ongoing royalties, or to redesign products or subject Zhongxi to injunctions preventing the manufacture and sale of its products. Protracted litigation could also result in the customers or potential customers of Zhongxi deferring or limiting their purchase or use of its products until resolution of such litigation.

Zhongxi Depends On A Concentration Of Raw Materials Suppliers. Any Significant Fluctuation In Price Of Raw Materials May Have A Material Adverse Effect On The Manufacturing Cost Of The Products Of Zhongxi.

Zhongxi relies on raw materials, especially amorphous alloy ribbon, silicon steel sheets and epoxy resin, to produce its products. Zhongxi enters into supply contracts for these raw materials. Therefore, the availability of raw materials is subject to risks of contract fulfillment from the counterparties of Zhongxi. The support of government on amorphous alloy transformer industry may increase the demand of amorphous alloy ribbon, silicon steel sheet and epoxy resin, which will bring the increase of price. For the major material, amorphous alloy ribbon, the only supplier is Hitachi Metals Co., Ltd.. Currently, Hitachi’s amorphous alloy strip global supply falls short of demand. In the event that Hitachi is unable to provide us with the amorphous alloy ribbon we require, Zhongxi may be unable to find alternate sources, or find alternate sources at reasonable prices. In such an event, the business and financial results of Zhongxi would be materially and adversely affected.

While Zhongxi Has Some Long Term Supply Contracts With Its Suppliers Of Raw Materials, Any Significant Fluctuation In Price Of Raw Materials May Have A Material Adverse Effect On Its Manufacturing Costs.

Silicon steel sheet and epoxy resin are two other raw materials that Zhongxi uses. The prices of these are subject to market conditions. Our operating company has certain long-term contracts or arrangements with its suppliers; however, the contracts may not be sufficient to cover its needs. While some of these raw materials are generally available other raw materials for the amorphous cores produced by Zhongxi have limited suppliers and, we cannot assure you that prices will not rise because of changes in market conditions. An increase in component or raw material costs relative to the product prices of Zhongxi could have a material adverse effect on its gross margins and earnings.

Potential Environmental Liability Could Have A Material Adverse Effect On Operations And Financial Condition Of Zhongxi.

To the knowledge of our management team, neither the manufacture of transformer cores nor the sale and distribution of transformer cores and transformers requires Zhongxi to comply with PRC environmental laws other than laws of general applicability. Zhongxi has never been the subject of allegations of any environmental regulation; however, there can be no assurance that the PRC government will not amend its current environmental protection laws and regulations. The business and operating results of Zhongxi could be materially and adversely affected if Zhongxi were to increase expenditures to comply with environmental regulations affecting its operations.

We May Engage In Future Acquisitions That Could Dilute The Ownership Interests Of Our Stockholders, Cause Us To Incur Debt And Assume Contingent Liabilities.

We may review acquisition and strategic investment prospects that we believe would complement our current product offerings, augment our market coverage or enhance our technical capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we could:

issue equity securities which would dilute current stockholders' percentage ownership;

incur substantial debt;

assume contingent liabilities; or

expend significant cash.

These actions could have a material adverse effect on our operating results or the price of our common stock. Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

difficulties in the assimilation of acquired operations, technologies and/or products;

unanticipated costs associated with the acquisition or investment transaction;

the diversion of management's attention from other business concerns;

adverse effects on existing business relationships with suppliers and customers;

risks associated with entering markets in which we have no or limited prior experience;

the potential loss of key employees of acquired organizations; and

substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

We Are Responsible For The Indemnification Of Our Officers And Directors.

Our Articles of Incorporation provide for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with us to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Maryland. This indemnification policy could result in substantial expenditures, which we may be unable to recoup, which could adversely affect our business and financial conditions.

We May Have Difficulty Establishing Adequate Management, Legal And Financial Controls In The PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. Zhongxi may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, it may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

We May Not Have Adequate Internal Accounting Controls. While We Have Certain Internal Procedures In Our Budgeting, Forecasting And In The Management And Allocation Of Funds, Our Internal Controls May Not Be Adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

Our Internal Controls Over Financial Reporting May Not Be Effective, And Our Independent Auditors May Not Be Able To Certify As To Their Effectiveness, Which Could Have A Significant And Adverse Effect On Our Business.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for "non-accelerated filers," as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404. Our lack of familiarity with Section 404 may unduly divert management's time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management's report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We Do Not Have Key Man Insurance On Our President And CEO, Mr. Song, On Whom We Rely For The Management Of Zhongxi’s Business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Yongxing Song. The loss of the services of Mr. Song, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that we will be able to find a suitable replacement for Mr. Song. We do not carry key man life insurance for any of our key personnel.

We May Not Be Able To Hire And Retain Qualified Personnel To Support The Growth Of Zhongxi And If We Are Unable To Retain Or Hire These Personnel In The Future, Our Ability To Improve Our Products And Implement Our Business Objectives Could Be Adversely Affected.

Competition for senior management and personnel in the PRC is intense, the pool of qualified candidates in the PRC is very limited, and Zhongxi may not be able to retain the services of its senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

Zhongxi Does Not Presently Maintain Fire, Theft, Product Liability Or Any Other Property Insurance, Which Leaves Us With Exposure In The Event Of Loss Or Damage To Its Properties Or Claims Filed Against Us And/Or Zhongxi.

Neither we nor Zhongxi maintains fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for personal injury or damage or destruction to their property that may be caused by our personnel or products. This liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. However product liability lawsuits in the PRC are rare, and Zhongxi has never experienced significant failure of its products.

Neither We Nor Zhongxi Maintains A Reserve Fund For Warranty Or Defective Equipment Claims. Zhongxi’s Costs Could Substantially Increase If We Experience A Significant Number Of Warranty Claims.

Currently, Zhongxi provides a six-month warranty to its customers who have purchased its transformer cores but it does not plan to continue to do so in the future. The warranties require us to replace defective equipment. As of October 28, 2008, Zhongxi has received no warranty claims for its products. Consequently, the costs associated with its warranty claims have historically been minimal, and we have therefore not established any reserve funds for potential warranty claims. If Zhongxi begins to receive warranty claims, our financial condition and results of operations could be materially adversely affected.

RISK RELATED TO OUR INDUSTRY

A Drop In The Retail Price Of The Traditional Transformer Cores In The PRC May Have A Negative Effect On The Business Of Zhongxi.

If the retail price of traditional steel transformer cores is reduced, the purchaser may choose not to purchase the more expensive amorphous alloy transformer cores. Such decrease of demand may lead to a decrease in profits of Zhongxi and us. Although management of Zhongxi believes that current retail amorphous alloy transformer cores prices support a reasonable return on investment for its products, there can be no assurance that future retail pricing will remain at such levels.

Existing Regulations And Changes To Existing Regulations May Significantly Reduce Demand For The Products Of Zhongxi.

The development of the amorphous-alloy transformer-cores market is supported by relevant government regulations. Even though we believe such supporting policies of the government will not change in the near future, there is no guarantee that changes will not happen in the long run. We are responsible for knowing the requirements of individual cities and must design equipment to comply with varying standards. Any new government regulations or utility policies that relate to our amorphous alloy transformer cores products may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our products.

If Amorphous Alloy Technology Is Not Suitable For Widespread Adoption, Or Sufficient Demand For Amorphous Alloy Products Does Not Develop Or Takes Longer To Develop Than We Anticipate, The Sales Of Zhongxi Would Not Significantly Increase And Neither We Nor Zhongxi Would Be Able To Achieve Or Sustain Profitability.

The market for amorphous alloy products is emerging and rapidly evolving, and its future success is uncertain. If amorphous alloy technology proves to be unsuitable for widespread commercial deployment or if demand for amorphous alloy products fails to develop sufficiently, Zhongxi would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for amorphous alloy products in the markets and geographic regions Zhongxi targets may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of amorphous alloy technologies and demand for amorphous alloy products, including:

cost-effectiveness of amorphous alloy technologies as compared with conventional steel transformer technologies;

performance and reliability of amorphous alloy products as compared with conventional steel transformer technologies; and

capital expenditures by customers that tend to decrease if the PRC or global economy slows down.

RISKS RELATED TO DOING BUSINESS IN THE PRC.

Changes In The Policies Of The PRC Government Could Have A Significant Impact Upon The Business We May Be Able To Conduct In The PRC And The Profitability Of Such Business.

The PRC's economy is in a transition from a planned economy to a market oriented economy, subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC Laws And Regulations Governing The Current Business Operations Of Zhongxi Are Sometimes Vague And Uncertain. Any Changes In Such PRC Laws And Regulations May Harm The Business Of Zhongxi.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the laws and regulations governing the business of Zhongxi, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement involves substantial uncertainty. New laws and regulations that affect existing and new businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A Slowdown Or Other Adverse Developments In The PRC Economy May Harm Our Customers And The Demand For Our Services And Our Products.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. The amorphous alloy industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for amorphous alloy transformers. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business.

Inflation In The PRC Could Negatively Affect Our Profitability And Growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for the products of Zhongxi rise at a rate that is insufficient to compensate for the rise in the costs of its supplies, it may harm the profitability of Zhongxi. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Governmental Control Of Currency Conversion May Affect The Value Of Your Investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The Fluctuation Of The Renminbi May Harm Your Investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for the operations of Zhongxi, appreciation of the Renminbi against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm the business, financial condition and results of operations for us and Zhongxi. Conversely, if we decide to convert Renminbi from Zhongxi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 15% appreciation of the Renminbi against the U.S. dollar as of October 28, 2008. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

PRC State Administration Of Foreign Exchange ("SAFE") Regulations Regarding Offshore Financing Activities By PRC Residents May Increase The Administrative Burden We Face. The Failure By Our Shareholders Who Are PRC Residents To Make Any Required Applications And Filings Pursuant To Such Regulations May Prevent Us From Being Able To Distribute Profits And Could Expose Us And Our PRC Resident Shareholders To Liability Under PRC Law.

In October 2005, the PRC State Administration of Foreign Exchange (“SAFE”) issued a public notice the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice (“SAFE #75”), which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an "offshore special purpose company," for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We believe that our PRC resident controlling shareholder, Mr. Song, has taken all necessary steps as instructed by the local SAFE branch to comply with SAFE #75 by filing a disclosure form regarding his ownership status; however, we cannot assure you that this disclosure document will be sufficient. It is also unclear exactly whether our other PRC resident shareholders must make disclosure to SAFE. While our PRC counsel has advised us that only the PRC resident shareholders who receive ownership of the foreign holding company in exchange for ownership in the PRC operating company are subject to SAFE #75, there can be no assurance that SAFE will not require our other PRC resident shareholders to register and make the applicable disclosure. In addition, SAFE #75 requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if shareholder non-compliance will be considered to be a violation of SAFE #75 by us or otherwise affect us. In the event that the proper procedures are not followed under SAFE #75, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

The PRC's Legal And Judicial System May Not Adequately Protect The Business And Operations Of Zhongxi And The Rights Of Foreign Investors

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

As a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles. PRC's accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a wholly  foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. While the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises

Any Recurrence Of Severe Acute Respiratory Syndrome, Or Sars, Or Another Widespread Public Health Problem, Could Harm Our Operations.

A renewed outbreak of SARS or another widespread public health problem (such as bird flu) in the PRC, where all of our revenues are derived, could significantly harm our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could significantly harm our operations.

Because Our Principal Assets Are Located Outside Of The United States And Most Of Our Directors And All Of Our Officers Reside Outside Of The United States, It May Be Difficult For You To Enforce Your Rights Based On U.S. Federal Securities Laws Against Us And Our Officers Or To Enforce U.S. Court Judgment Against Us Or Them In The PRC.

Most of our directors and all of our officers reside outside of the United States. In addition, Zhongxi is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

The Relative Lack Of Public Company Experience Of Our Management Team May Put Us At A Competitive Disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

RISK RELATED TO OUR COMMON STOCK.

Our Officers And Directors Control Us Through Their Positions And Stock Ownership And Their Interests May Differ From Other Stockholders.

As of October 28, 2008, there were 10,886,413 shares of our common stock issued and outstanding. Our officers and directors beneficially own approximately 32.32% of our common stock. Mr. Song, our Chairman and Chief Executive Officer, beneficially owns approximately 27.13% of our common stock. As a result, he is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. Yet Mr. Song's interests may differ from those of other stockholders. Furthermore, ownership of 32.32% of our common stock by our officers and directors reduces the public float and liquidity, and may affect the market price, of our common stock. Mr. Song, Ms. Feng, our director and Mr. Xu, the Chief Engineer of Zhongxi, each respectively own 35%, 3.6%, and 2.32% of Alloy Science, 43.75%, 6.25%, and 5% of Zhongxi and 27.13%, 2.79% and 1.80% of China Power. Mr. Zhang, Vice General Manager for Zhongxi, and Ms. Feng, our Director, hold 34.94% of our common stock as trustees. In addition, Ms. Feng, our Director, and Gouang Zhang, our Vice General Manager, hold voting power over approximately 45.08% of the shares of Alloy Science as Trustees for Alloy Science stockholders. Alloy Science is not engaged in any business operations and all of the ownership rights of our officers and directors in Zhongxi are held by An Sen pursuant to the Management Entrustment Agreement.

We Are Not Likely To Pay Cash Dividends In The Foreseeable Future.

We intend to retain any future earnings for use in the operation and expansion of the business of Zhongxi. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There Is Currently No Trading Market For Our Common Stock.

Our common stock is not quoted on any exchange or inter-dealer quotation system. There is no trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any quotation system (including, without limitation, the NASDQ Stock Market and the Over-the-Counter Bulletin Board). You may not be able to sell your shares due to the absence of a trading market.

Our common stock may be also subject to the "penny stock" rules to the extent that its price is below $5.00, which rules require delivery of a schedule explaining the penny stock market and the associated risks before any sale. These requirements may further limit your ability to sell your shares.

Our Common Stock Is Illiquid And Subject To Price Volatility Unrelated To Our Operations.

If a market for our common stock does develop, its market price could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market itself is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A Large Number Of Shares Will Be Eligible For Future Sale And May Depress Our Stock Price.

We may be required, under terms of future financing arrangements, to offer a large number of common shares to the public, or to register for sale by future private investors a large number of shares sold in private sales to them.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then-current market price of our common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities, either of which would decrease the value of any earlier investment in our common stock.

We Are Authorized To Issue "Blank Check" Preferred Stock, Which, If Issued Without Stockholders Approval, May Adversely Affect The Rights Of Holders Of Our Common Stock.

We are authorized to issue 10,000,000 shares of preferred stock, of which 5,000,000 shares have been designated as Series A Preferred Convertible Stock. As of  October 28, 2008 there were 92,500 shares of Series A Convertible Preferred Stock issued and outstanding. The Board of Directors is authorized under our Articles of Incorporation, as amended and corrected, to provide for the issuance of additional shares of preferred stock by resolution, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of our preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in the table below. Each of the selling stockholders acquired the Series A Convertible Preferred Stock and the warrants pursuant to a series of private placement transactions completed as of May 30, 2007. Each investor was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had a material relationship of any kind with the Company.

The table set forth below lists the names of the selling stockholders as well as (1) the number of shares underlying the Series A Convertible Preferred Stock acquired by the selling stockholder in the private placements, of which 726,183 shares are being registered and (2) the number of shares underlying the warrants acquired by the selling stockholder in the private placements.

Each selling stockholder is offering for sale his pro rata portion of the total of 726,183 shares that he or it will acquire upon conversion of the Series A Convertible Preferred Stock acquired in the private placements. No shares of common stock issuable upon the exercise of the warrants are being registered for re-sale hereunder.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale and that they beneficially own no other shares other than those acquired in the private placements. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time.

Name of Selling Stockholder	Number of Shares Underlying Series A Preferred Stock owned prior to the Offering (1)	Number of Shares Underlying Warrants owned prior to the Offering (2)	Total Number And Percentage Of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold (3)	Percentage Ownership After Offering (%) (6)
KWCB Investments, Ltd.	3,043,600	3,043,600	35.86	(4) (5)	550,091	32.62%
Jing Li	434,800	434,800	7.37	%(4) (5)	78,223	6.70%
Yan Gao	434,800	434,800	7.37	%(4) (5)	78,223	6.70%
Joseph J. Amiel	108,700	108,700	1.96	%(4) (5)	19,646	1.78%

(1)	Each Series A Convertible Preferred Stock can be converted into 43.98 shares of common stock, subject to adjustment.

(2)	Each warrant entitles the holder to purchase one share of common stock at the exercise price of $1.00 per share.

(3)	Includes shares that will be acquired on conversion of the Series A Convertible Preferred Stock.

(4)
As of October 28, 2008, we had outstanding 10,886,413 shares of common stock. Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security. Also under applicable SEC rules, a person is deemed to be the "beneficial owner" of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person's economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the table.

(5)
Subject to footnote 4, in determining the percent of common stock beneficially owned by a selling stockholder on October 28, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder, including shares the beneficial ownership of which may be acquired, within 60 days on conversion of the Series A Convertible Preferred Stock or on exercise of the warrants held by such selling stockholder, and (b) the denominator is the sum of (i) the 10,886,413 shares outstanding on October 28, 2008, and (ii) the number of shares underlying the Series A Convertible Preferred Stock and warrants, which each of the selling stockholders has the right to acquire within 60 days of October 28, 2008.

(6)	Assumes the sale of all shares offered by the selling stockholders.

BACKGROUND

Between February 13, 2007 and May 30, 2007, we raised $925,000 in a private placement of our Series A Convertible Preferred Stock at a purchase price of $10.00 per share which we issued together with warrants to purchase an aggregate of 4,021,900 of our common stock at a purchase price of $1.00 per share. The Series A Convertible Preferred Stock is convertible into 4,021,900 shares of our common stock, or 20.77% of our issued and outstanding stock on a fully diluted basis; subject to the limitation that no warrant holder may exercise warrants in an amount greater than the number of shares of common stock received upon conversion of the Series A Convertible Preferred Stock. The warrants are exerciseable into 4,021,900 shares of our common stock or 20.77% of our issued and outstanding common stock on a fully diluted basis.

We are registering 726,183 shares of our common stock for resale upon conversion of a portion of the Series A Convertible Preferred Stock by the selling stockholders that were issued in connection with the private placement. No shares of Series A Convertible Preferred Stock, warrants or common stock that may be issued under the warrants are being registered under this Prospectus.

The agreements entered into with the investors include a Preferred Stock and Warrant Purchase Agreement, and disclosure schedules and exhibits in support thereof including the warrant. The following is a summary of the material terms.

Preferred Stock and Warrant Purchase Agreement

The Preferred Stock and Warrant Purchase Agreement provides for the purchase by the investors of the securities as described below.

Name	Amount of Investment	Number of Shares of Series A Preferred Stock	Number of Shares of Common Underlying Series A Preferred Stock	Number of Shares of Common Underlying Warrants	Date of Agreement	Number of Shares of Common Stock Underlying Series A Convertible Preferred Stock Being Registered
KWCB Investments, Ltd.	$700,000	70,000	3,043,600	3,043,600	May 29, 2007	550,091
Jing Li	$100,000	10,000	434,800	434,800	May 29, 2007	78,223
Yan Gao	$100,000	10,000	434,800	434,800	May 30, 2007	78,223
Joseph J. Amiel	$25,000	2,500	108,700	108,700	February 13, 2007	19,646
Total	$925,000	92,500	4,021,900	4,021,900		726,183

Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the table..

(1) None of the selling stockholders are broker-dealers or affiliates of broker dealers.

(2) KWCB Investments, Ltd. is controlled by Mr. Jin Wu.

Representations; Warranties; Indemnification.

The Preferred Stock and Warrant Purchase Agreement contains representations and warranties by us and the investors which are customary for transactions of this type.

Covenants.

The Preferred Stock and Warrant Purchase Agreement contains certain covenants on our part, including the following:

•
We shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue shares of our common stock upon conversion of the Series A Convertible Preferred Stock or exercise of the Warrants.

•
So long as any Purchaser beneficially owns any Securities, the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith;

•
No Purchaser has an existing short position with respect to the Company's Common Stock. Each Purchaser agrees not to, directly or indirectly, enter into any short sales with respect to the Common Stock prior to the date on which such Purchaser is entitled to sell, transfer the number of shares of Common Stock as to which such Purchaser proposes to establish a short position;

SERIES A CONVERTIBLE PREFERRED STOCK

 The Company has designated 5,000,000 shares of its preferred stock as Series A Preferred Stock of which 92,500 shares are currently outstanding.

The rights and preferences of the Series A Convertible Preferred Stock are set forth in the Articles of Incorporation, as amended and corrected. The following is a summary of the rights and preferences:

No Dividends.

The Series A Convertible Preferred shall not be entitled to any dividends..

Voting Rights.

The Series A Convertible Preferred Stock has no voting rights except as may be required by Maryland law. However, the approval of the holders of at least 51% of the Series A Convertible Preferred Stock is required for:

•	The authorization, creation, or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking equal or prior to the Series A Preferred; or

•
The amendment, alteration, or repeal, whether by merger, consolidation, or otherwise, of any of the provisions of the Articles of Incorporation of the corporation which would alter or change the powers, preferences, or special rights of the shares of the Series A Preferred so as to affect them adversely; provided, however, that any increase in the amount of authorized Series A Preferred, or the creation and issuance of series of Blank Check Preferred Stock with dividend rights or ranking junior to the Series A Preferred with respect to the distribution of assets upon liquidation, dissolution, or winding up, shall not be deemed to adversely affect such powers, preferences, or special rights.

Liquidation Preference.

On liquidation the holders are entitled to receive $10 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

CONVERSION.

Conversion At Option Of Holder.

Each share of Series A Convertible Preferred Stock is convertible at any time into 43.98 shares of common stock (the “Conversion Shares”) at the option of the holder. The aggregate number of Conversion Shares which may be issued upon conversion of the Series A Convertible Preferred Stock shall be no more than 4,021,900 million shares of common stock.

Adjustment To Conversion Price Of Series A Convertible Preferred Stock.

The Conversion Price shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, or similar change in the corporation's Common Stock.

Registration Rights.

The holders of Series A Preferred Stock will be entitled to registration rights granting them the right to have their Conversion Shares registered in any offering by the Company of its shares of common stock for sale (except with respect to any registration of its shares issued under a employee stock incentive plan) for a period of two years after the conversion, subject to limitations in the event that the Company or its underwriters believe that such inclusion will detrimentally affect the offering.

The Company has agreed to register additional Conversion Shares so long as the holders are not considered underwriters under Rule 415.

Lockup:

Upon the conversion of the shares of Series A Preferred into Conversion Shares, the holders may not sell such Conversion Shares for a period of 150 days following the conversion; provided, however, immediately upon the conversion a holder may sell up to 10% of the Conversion Shares issued to such holder, after the expiration of 90 days after the conversion a holder may sell up to 30% of the Conversion Shares issued to such holder, and after the expiration of 120 days following the conversion a holder may sell up to an additional 30% of the Conversion Shares issued to such holder.

PLAN OF DISTRIBUTION

This offering is not being underwritten. The selling stockholders will sell their shares of our common stock at a price of $0.23 per share until shares of our common stock are quoted on the OTC Bulletin Board or another securities exchange, and thereafter at prevailing market prices or privately negotiated prices. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, or (ii) at such time our common stock is listed on the OTC Bulletin Board or on any stock exchange on which the shares may then be listed in the future in one or more transactions, including block transactions, pursuant to and in accordance with the applicable rules of such exchange in accordance with the applicable rules of such exchange. Once our common stock is listed, the selling price of the shares may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay all expenses of registration incurred in connection with this offering (estimated to be approximately $160,000), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may offer the common stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement.

The offering of common stock may be through the facilities of the OTCBB or such other exchange where our common stock may then be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales affected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered and sold under this prospectus by the selling shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock is not traded or quoted on any exchange or inter-dealer quotation system. We will seek to have our common stock quoted on the Over-The-Counter Bulletin Board as soon as practicable after the effective date of this registration statement.

Holders

As of October 28, 2008, there were 10,886,413 shares of our common stock issued and outstanding, and there were approximately 40 holders of record of our outstanding shares of common stock.

Dividends

We have not declared or paid any cash dividends on our common stock during either of our last three fiscal years or during our last three fiscal quarters. The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial conditions. We currently intend to retain all earnings, if any, for use in business operations. Accordingly, we do not anticipate declaring any dividends in the near future.

The PRC's national currency, the Yuan, is not a freely convertible currency. Please refer to the risk factors ”Governmental Control Of Currency Conversion May Affect The Value Of Your Investment,” “The Fluctuation Of The Renminbi May Harm Your Investment;” “PRC State Administration Of Foreign Exchange ("SAFE") Regulations Regarding Offshore Financing Activities By PRC Residents May Increase The Administrative Burden We Face. The Failure By Our Shareholders Who Are PRC Residents To Make Any Required Applications And Filings Pursuant To Such Regulations May Prevent Us From Being Able To Distribute Profits And Could Expose Us And Our PRC Resident Shareholders To Liability Under PRC Law.”

Securities Authorized For Issuance Under Equity Compensation Plans.

We do not have any equity compensation plans.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and may affect the ability of investors to sell their common stock in the secondary market.

Shares Eligible For Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 726,183 shares of our common stock by the selling stockholders which may be acquired on conversion of the Series A Convertible Preferred Stock. As of October 28, 2008, there were 10,886,413 shares of our common stock outstanding. Assuming (i) conversion of 4,021,900 shares of the Series A Convertible Preferred Stock, (ii) the exercise of the 4,021,900 warrants, and (iii) the exercise of the warrants to purchase 434,800 shares of our common stock held by Seaside Capital there will be 19,365,013 shares of common stock outstanding. (i) 726,183 shares are being registered for resale pursuant to this prospectus, and (ii) all other outstanding shares not registered in this prospectus will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

On November 15, 2007, the SEC adopted an amendment to Rule 144 that, among other things, in certain cases, shortens the holding period under Rule 144 for restricted securities from one year to six months. Under the revised rule, non-affiliates will be able to freely resell restricted securities after satisfying a six-month holding period, subject only to the public information requirement. After satisfying a 12-month holding period, non-affiliates may freely resell restricted securities without any additional requirements. Under the revised rule affiliates of the issuer may re-sell restricted securities, subject to restrictions governing the volume of sales, manner of sale and the filing of Form 144. Re-sales of restricted and unrestricted securities initially issued by a shell company are eligible for re-sale under Rule 144 if the following conditions are met:

•	The issuer ceases to be a shell company,

•	The issuer is subject to Section 15(d) or 13 reporting requirements under the Securities Exchange Act, of 1934, as amended.

•	The issuer is current in its reporting with the Securities and Exchange Commission.

•	One year has elapsed from the time the issuer has filed Form 10 type information indicating that its status is not a shell company.

The amendment became effective on February 15, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

 This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified. All forward-looking statements included in this document are based on information available to us on the date hereof, and we undertake no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. In evaluating our business, you should carefully consider the information set forth below under the caption “Risk Factors” set forth herein. We caution you that our businesses and financial performance are subject to substantial risks and uncertainties, including the factors identified in “Risk Factors,” that could cause actual results to differ materially from those in the forward-looking statements.

OVERVIEW

We design, manufacture and distribute amorphous alloy cores and power transformers in the People's Republic of China (“PRC”) that constitute the main component of a new generation of energy saving electrical power transformers. In addition, we continue as a distributor of electrical power transformers and manufacturer of traditional steel silicon cores. Currently, amorphous alloy cores and power transformers products represent about 92% of our current revenue and traditional steel silicon cores and transformers represent about the other 8% of our revenue. We expect that the amorphous alloy cores product will be our major product in the near future.

Our business is conducted primarily through our operating company, Xi’an Amorphous Alloy Zhongxi & Technology Co., Ltd. (“Zhongxi”), in the PRC that is controlled through our wholly owned PRC-based subsidiary An Sen (Xi'an) Power Science & Technology Co., Ltd. (“An Sen”), a “wholly foreign-owned entity” (“WOFE”) under Chinese law.

As of June 30, 2008 and December 31, 2007, we had accumulated earnings of $1,258,739 and $438,755, respectively. Between February 13, 2007 and May 30, 2007, we raised $925,000 in a private placement of our Series A Convertible Preferred Stock at a purchase price of $10.00 per share which we issued together with an aggregate of 4,021,900 warrants to purchase our common stock at a purchase price of $1.00 per share. The Series A Convertible Preferred Stock is convertible into 4,021,900 shares of our common stock, or 21.75% of our issued and outstanding stock on a fully diluted basis. We have funded our operations and capital expenditures using cash generated from operations and funds raised from issuing convertible preferred stock. We will continue our investment in the development and enhancement of the amorphous alloy cores production facilities. If we are unable to generate sufficient net cash from our operations to support the investment in the development of our amorphous alloy cores production facilities in the future, we may have to take out loans or seek equity or debt financing from the capital market.

Critical Accounting Policies, Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to receivable from customers, bad debts, inventory, investments, intangible assets, income taxes, financing operations, and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For further information on our critical accounting policies, please see the discussion in the financial notes of the Consolidated Financial Statements.

We believe the following critical accounting policies rely on the significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue recognition

Our revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (SAB) 104. Revenue is recognized when product is shipped to customers and a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and cash collection is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as advance from customers. The company is subject to value added tax (VAT) withholdings and payments. Sales are recorded net of VAT.

Prior to January 1, 2007, the Company granted customers the extended payment term that allowed customers to defer the payment of 10% of sales amount for up to one year after delivery. As the extended payment term did not raise uncertainty on customer acceptance, sales with the extended payment term were recognized as revenue in the same way as sales without the extended payment term, i.e. revenue is recognized when all of the relevant criteria for revenue recognition are met.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments. Significant judgment is required to assess whether the impairment is other-than-temporary. Our judgment of whether an impairment is other-than-temporary is based on an assessment of factors including severity of the impairment, expected duration of the impairment and forecasted recovery of fair value.

Inventory

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Cost has been determined using the first-in, first-out method. Inventory quantities on-hand is regularly reviewed, and where necessary, reserves for excess and unusable inventories are recorded.

Property and equipment

Property and equipment are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets. Judgment is required to determine the estimated useful lives of assets. We determined that our property and equipment with estimated lives as follows:

Plant and office buildings	20 years
Plant machinery	10 years
Office equipment	5 years

Changes in these estimates and assumptions could materially impact our financial position and results of operations.

Foreign Currency Translation

The functional currency of the Company is the United States dollar. The functional currency of An Sen and Zhongxi is the RMB. The reporting currency of the Company is the United States dollar.

The Company’s assets and liabilities are translated into United States dollars at the period-end exchange rate. Revenues and expenses are translated into United States dollars at weighted average exchange rates. Equity transactions are translated using historical rates. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

Intangible and Other Long-Lived Assets

Intangibles and other long-lived assets are stated at cost, less accumulated amortization and impairments. The Company’s intangible assets are being amortized over the expected useful economic life of 10 years.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. Changes in these estimates and assumptions could materially impact our financial position and results of operations.

Income Taxes

 We use the asset and liability method of accounting for income taxes. Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating losses and tax credit carry-forwards. Management must make assumptions, judgments and estimates to determine our current provision for income taxes and our deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax law or our interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

Accounts Receivable

Accounts receivable includes billings for the products delivered. The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. Bad debt reserves are maintained for all customers based on a variety of factors, including our historical experience regarding the customers’ ability to pay and general economic conditions.

Equity investments

We account for equity investments in entities in which we exercise significant influence but do not own a majority equity interest or control using equity method. We evaluate our equity investments for impairment whenever events and changes in business circumstances indicate the carrying amount of the equity investment may not be fully recoverable. We invested $158,619 (using the exchange rate of RMB6.8718/1 USD as of June 30, 2008) or RMB1,090,000 in Yan An Amorphous Alloy Transformer Co., Ltd for 20% of its ownership in 2005. We recorded this investment using equity method because of our significant influence over the entity.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51" ("SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labelled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

SIX MONTHS ENDED JUNE 30, 2008 AND 2007 COMPARATIVE OPERATING RESULTS

Revenue

	Six Months Ended June 30,
	2008		2007
	Revenue	%	Revenue	%
Amorphous Alloy Core	$2,381,304	52%	$907,206	40%
Amorphous Alloy Transformer	1,806,120	40%	1,215,584	53%
Traditional Steel Silicon Cores & Transformer	378,825	8%	164,642	7%
Total:	$4,566,249	100%	$2,287,432	100%

Total net revenues increased 100% during the six months ended June 30, 2008 compared to the same period of 2007. This was primarily due to the increase in amorphous alloy core revenues. During the six months ended June 30, 2008, amorphous alloy core revenues increased $1,474,098 or 162%, amorphous alloy transformer revenues increased $590,536 or 49%, traditional steel silicon cores and transformer revenues increased $214,183 or 130%, compared to the same period of 2007.

Cost of Goods Sold

	Six Months Ended June 30,
	2008		2007
	COGS	%	COGS	%
Amorphous Alloy Core	$1,737,325	52%	$829,078	43%
Amorphous Alloy Transformer	1,291,184	39%	939,920	49%
Traditional Steel Silicon Cores & Transformer	283,566	9%	152,685	8%
Total:	$3,312,075	100%	$1,921,683	100%

Costs of goods sold increased $1,390,392 or 72% during the six months ended June 30, 2008 compared to the same period of 2007. This was primarily due to the increase in costs of amorphous alloy core. During the six months ended June 30, 2008, cost of amorphous alloy core increased $908,247 or 110%, cost of amorphous alloy transformer increased $351,264 or 37%, cost of traditional steel silicon cores and transformer increased $130,881 or 86%, compared to the same period of 2007.

Gross Profit

	Six Months Ended June 30,
	2008		2007
	Gross Margin	GM%	Gross Margin	GM%
Amorphous Alloy Core	$643,979	27%	$78,128	9%
Amorphous Alloy Transformer	514,936	29%	275,664	23%
Traditional Steel Silicon Cores & Transformer	95,259	25%	11,957	7%
Total:	$1,254,174	27%	$365,749	16%

Gross margin increased $888,425 or 243% during the six months ended June 30, 2008 compared to the same period of 2007. This was primarily due to the increase of gross margin for amorphous alloy cores and transformer. In 2007, our market strategy was to gain the market shares for amorphous alloy core products. We sold amorphous alloy core products at below market price in order to increase the market shares. It is the reason for lower than expected gross margin for the amorphous alloy core products in the six months ended June 30, 2007. In 2008, we started to sell amorphous alloy core products at higher price, thus the increase in the gross margin in the six months ended June 30, 2008. Also in 2008, we negotiated better purchase price with our transformer supplier which is the reason for the increase in the gross margin for transformer in the six months ended June 30, 2008. During the six months ended June 30, 2008, gross margin for amorphous alloy core increased $565,852 or 724%, gross margin for amorphous alloy transformer increased $239,272 or 87%, gross margin for traditional steel silicon cores and transformer increased $83,302 or 697%, compared to the same period of 2007.

Selling, General and Administration Expenses

	Six Months Ended June 30,
	2008	2007
Selling, general and administrative expenses	$256,631	$220,489

Selling, general and administrative expenses increased by $36,142 or 16% during the six months ended June 30, 2008 compared to the same period of 2007. It was mainly due to the listing related expenses such as legal fee, accounting fee, and financial consulting fee, and sales related expenses such as freight expense and sales personnel expense.

Bad Debt Expenses

	Six Months Ended June 30,
	2008	2007
Bad Debt Expenses	$14,152	$-

We accrued $14,152 for allowance for doubtful accounts for the six months ended June 30, 2008. Bad debt reserves are maintained for all customers based on variety of factors according to SFAS 5, including our experience regarding the customers’ ability to pay and general economic conditions. We also based on the assessment for each individual customer’s credit to determine the amount of accrual for the allowance for doubtful accounts.

Gain on investment

	Six Months Ended June 30,
	2008	2007
Gain on investment	$62,253	$39,561

Gain on investment for the six months ended June 30, 2008 increased $22,692 or 57%, compared to the same period of 2007 was due to more earnings on the 20% equity method investment. We invested $158,619 (using the exchange rate of RMB 6.8718/1 USD as of June 30, 2008) or RMB1,090,000 in Yan An Amorphous Alloy Transformer Co., Ltd for 20% of its ownership in 2005. We recorded this investment using equity method because of the significant influence of the entity.

The following table shows the summary of income statement for Yan An Amorphous Alloy Transformer Co., Ltd for the six months ended June 30, 2008 and 2007:

Yan An Amorphous Alloy Transformer Co., Ltd

	Six Months Ended
	June 30, 2008	June 30, 2007
Exchange rate	7.0461	7.72999
Sales	$2,313,742	$1,815,886
Gross profit	$469,690	$368,625
Income from continuing operations	$298,940	$197,804
Net income	$298,940	$197,804
20% investment earnings	$59,788	$39,561
Exchange rate	6.8718	7.6248
Dividends received	$-	$-

Income statement items are translated at the average exchange rates for the periods; dividends received are translated at the period end exchange rates.

The following table provides the summary of balance sheet information for Yan An Amorphous Alloy Transformer Co., Ltd as of June 30, 2008 and December 31, 2007:

	June 30, 2008		December 31, 2007
	RMB	USD	RMB	USD
Total assets	26,204,553	3,813,346	23,843,745	3,259,970
Total liabilities	14,128,641	2,056,032	13,874,196	1,896,911
Net assets	12,075,912	1,757,314	9,969,549	1,363,059
Zhongxis' 20% ownership	2,415,182	351,463	1,993,910	272,612
Ending balance of investment account	2,088,694	303,952	1,650,238	225,624
Difference	326,488	47,511	343,672	46,988

The difference of $47,511 was mainly due to the discount of RMB410,000 when Alloy Science purchased the 20% of ownership in Yan An Amorphous Alloy Transformer Co., Ltd. Yan An Amorphous Alloy Transformer Co., Ltd’s registered capital was RMB7,500,000 and Alloy Science invested RMB1,090,000 (instead of RMB1,500,000) to purchase the 20% of ownership of Yan An Amorphous Alloy Transformer Co., Ltd.

Other Income

	Six Months Ended June 30,
	2008	2007
Other Income	$13,936	$23,582

We received $13,936 local government subsidy as a high-tech enterprise in the first quarter of 2008 and $23,286 return on the short term investment and $296 other income in the first half of 2007. The principal of the short term investment of RMB 1,180,000 was paid back to us at the end of 2006.

Interest Expenses

	Six Months Ended June 30,
	2008	2007
Interest Expenses	$79,516	$-

Interest expenses increased by $79,516 for the six months ended June 30, 2008, compared with the same period of 2007. It was mainly due to more interest payments and accrual on the higher average balance of short-term bank loan during the six months ended June 30, 2008.

Income taxes

	Six Months Ended June 30,
	2008	2007
Income taxes	$92,668	$23,061

Our China operating company is subject to a PRC 33% standard enterprise income tax based on its taxable net profit in year 2007, and a 25% standard enterprise income tax in year 2008 (effective on January 1, 2008, the standard enterprise income tax rate was reduced to 25%). However, due to Zhongxi’s high technology products status, the National Tax Bureau in Xi’an High-Tech Development Zone granted Zhongxi the annual exemptions for the years ended December 31, 2005 and 2004, and a 50% tax reduction for the years ended December 31, 2008, 2007 and 2006.

LIQUIDITY AND CAPITAL RESOURCES FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

We have funded our recent operations mainly through cash generated from operations. We believe our existing cash and cash equivalents will be sufficient to maintain our operations at present level for at least the next twelve months. The following table is the summary of our liquidity and capital resources for the reported periods:

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$2,207,834	$1,073,895
Working capital	$1,434,499	$378,156
Stockholders' equity	$7,291,243	$5,960,231

The following tables set forth the movements of our cash and cash equivalents for the periods presented.

	Six Months Ended June 30,
	2008	2007
Net cash provided by operating activities	$1,231,623	$375,418
Net cash provided by (used in) investing activities	27,691	(154,071)
Net cash provided by (used in) financing activities	(217,942)	869,502
Effect of exchange rate changes on cash and cash equivalents	92,567	(270)
Net increase in cash and cash equivalents	$1,133,939	$1,090,579

Operating activities:

For the six months ended June 30, 2008, net cash provided by operating activities was $1,231,623. This was primarily due to the net income of $822,141, adjusted by non-cash related expenses including depreciation of $100,691, amortization of $16,263, provision of bad debts of $14,152, and non-cash related gain on investment of $62,253, plus a net increase in working capital items of $340,321. The net increase in working capital items was mainly due to the decrease of $362,897 in accounts receivable, the decrease of $104,062 in advance to suppliers, and the increase of $60,789 in accounts payable and accrued liabilities. The net increase in working capital items was partially offset by the decrease of $256,646 in other current liabilities.

For the six months ended June 30, 2007, net cash provided by operating activities was $375,418. This was primarily due to the net income of $129,279, adjusted by non-cash related expenses including depreciation of $81,169, amortization of $14,076, and non-cash related gain on investment of $39,561, plus a net increase in working capital items of $190,455. The net increase in working capital items was mainly due to the decrease of $239,713 in accounts receivable, the increase of $304,775 in advance from customers and $148,283 in other current liabilities. The net increase in working capital items was partially offset by the decrease of $332,417 in accounts payable and $77,187 in income taxes payable.

Investing activities:

Net cash provided by investing activities was $27,691 for the six months ended June 30, 2008. It was primarily due to the $76,905 repayment of advance to related parties offset by the acquisitions of plant equipment of $49,214.

Net cash used in investing activities was $154,071 for the six months ended June 30, 2007. It was primarily attributable to the $104,921 advance to related parties and the capital expenditures on building improvement and plant equipment of $49,150.

Financing activities:

Net cash used in financing activities was $217,942 for the six months ended June 30, 2008. It was primarily due to the $217,942 repayment to related parties.

Net cash provided by financing activities was $869,502 for the six months ended June 30, 2007. It was primarily due to the proceeds of $925,000 from the issuance of preferred stocks offset by the repayment to short term loan of $58,215.

YEAR ENDED DECEMBER 31, 2007 AND 2006 COMPARATIVE OPERATING RESULTS

Revenue

	2007		2006
	Revenue	%	Revenue	%
Amorphous Alloy Core	3,700,118	55%	1,045,300	34%
Amorphous Alloy Transformer	1,638,424	25%	505,022	16%
Traditional Steel Silicon Cores & Transformer	1,327,136	20%	1,542,282	50%
Total:	6,665,678	100%	3,092,604	100%

Total net revenues increased 116% from 2006 to 2007. This was primarily due to the increase in amorphous alloy core revenues. Amorphous alloy core revenues increased $2,654,818 or 254% from 2006 to 2007. Amorphous alloy transformer revenues increased $1,133,402 or 224% from 2006 to 2007. Traditional steel silicon cores and transformer revenues decreased $215,146 or 14% from 2006 to 2007.

Cost of Goods Sold

	2007		2006
	COGS	%	COGS	%
Amorphous Alloy Core	3,166,643	58%	903,876	37%
Amorphous Alloy Transformer	1,377,277	25%	405,984	17%
Traditional Steel Silicon Cores & Transformer	921,463	17%	1,102,406	46%
Total:	5,465,383	100%	2,412,266	100%

Costs of goods sold increased $3,053,117 or 127% from 2006 to 2007. This was primarily due to the increase in costs of amorphous alloy core. Cost of amorphous alloy core increased $2,262,767 or 250% from 2006 to 2007. Cost of amorphous alloy transformer increased $971,293 or 239% from 2006 to 2007. Cost of traditional steel silicon cores and transformer decreased $180,943 or 16% from 2006 to 2007.

Gross Profit

	2007		2006
	Gross Margin	GM%	Gross Margin	GM%
Amorphous Alloy Core	533,475	14%	141,424	14%
Amorphous Alloy Transformer	261,147	16%	99,038	20%
Traditional Steel Silicon Cores & Transformer	405,673	31%	439,876	29%
Total:	1,200,295	18%	680,338	22%

Gross margin increased $519,957 or 76% from 2006 to 2007. This was primarily due to the increase of gross margin for amorphous alloy cores & transformer. The company’s current market strategy is to gain the market shares for amorphous alloy core products. The company sold amorphous alloy core products at below market price in order to increase the market shares. It is the reason for lower than expected gross margin for the amorphous alloy core products. Gross margin for amorphous alloy core increased $392,051 or 277% from 2006 to 2006. Gross margin for amorphous alloy transformer increased $162,109 or 164% from 2006 to 2007. Gross margin for traditional steel silicon cores and transformer decreased $34,203 or 8% from 2006 to 2007.

	2007	2006
Selling, General and Administration Expenses	$777,492	$206,015

Selling, general and administration expenses were increased by $571,477 or 277% from 2006 to 2007. It was mainly due to the listing related expenses such as legal fee, accounting fee, and financial consulting fee.

	2007	2006
Bad Debt Expenses	$(113,948)	$79,189

We recovered $113,948 for the over provision of allowance for bad debts during the year ended December 31, 2007 and accrued $79,189 for allowance for doubtful accounts for the fiscal year ended December 31, 2006. Bad debt reserves are maintained for all customers based on variety of factors according to SFAS 5, including our experience regarding the customers’ ability to pay and general economic conditions. We also based on the assessment for each individual customer’s credit to determine the amount of accrual for the allowance for doubtful accounts.

	2007	2006
Interest Expenses	$227,630	$197,611

Interest expenses for the fiscal year ended December 31, 2007 and 2006 were $227,630 and $197,611 respectively. Interest expenses were increased by $30,019 for the period ended December 31, 20067, compared with the same period during 2006. It was principally due to the increase of interest payments for the short-term loan borrowed during the period.

	2007	2006
Gain on investment	$75,658	$69,811

Gain on investment for the fiscal year ended December 31, 2007 and 2006 were $75,658 and $69,811 respectively. We invested $149,027 (using the exchange rate of RMB7.3141/1 USD as of December 31, 2007) or RMB1,090,000 in Yan An Amorphous Alloy Transformer Co., Ltd for 20% of its ownership in 2005. We recorded this investment using equity method because of the significant influence of the entity. We recorded $75,658 and $69,811 as gain on the investment for the year ended December 31, 2007 and 2006 respectively.

The following table shows the summary of income statement for Yan An Amorphous Alloy Transformer Co., Ltd for the fiscal year end December 31, 2007 and 2006:

Yan An Amorphous Alloy Transformer Co., Ltd

	2007	2006
Exchange rate	7.6172	7.9819
Sales	$3,943,284	$3,553,638
Gross profit	$886,453	$842,212
Operating profit	$633,194	$580,821
Net income	$378,293	$349,055
20% investment earnings	$75,658	$69,811
Exchange rate	7.3141	7.8175
Dividends received	$91,604	$70,099

The following table provides the summary of balance sheet information for Yan An Amorphous Alloy Transformer Co., Ltd as of December 31, 2007 and 2006:

Yan An Amorphous Alloy Transformer Co., Ltd

	December 31, 2007		December 31, 2006
	RMB	USD	RMB	USD
Total assets as of December 31, 2007 and 2006	23,843,745	3,259,970	22,953,590	2,936,180
Total liabilities as of December 31, 2007 and 2006	13,874,196	1,896,911	12,515,575	1,600,969
Net assets as of December 31, 2007 and 2006	9,969,549	1,363,059	10,438,015	1,335,211
Zhongxis' 20% ownership	1,993,910	272,612	2,087,603	267,042
Ending balance of investment account as of December 31, 2007 and 2006	1,650,238	225,624	1,743,931	223,080
Difference	343,672	46,988	343,672	43,962

The difference of $46,988 was mainly due to the discount of RMB410,000 when Alloy Science purchased the 20% of ownership in Yan An Amorphous Alloy Transformer Co., Ltd. Yan An Amorphous Alloy Transformer Co., Ltd’s registered capital was RMB7,500,000 and Alloy Science invested RMB1,090,000 (instead of RMB1,500,000) to purchase the 20% of ownership of Yan An Amorphous Alloy Transformer Co., Ltd.

	2007	2006
Other Income	$114,778	$132,236

$114,778 and $132,236 were recorded as other income earned for the year ended December 31, 2007 and 2006 respectively.

We received $90,847 rental income from Xian Zhongxi Zhengliu Transformers Co., Ltd and Shaanxi Weizhen Bio-tech Co., Ltd. for renting its buildings during the fiscal year ended December 31, 2007. $23,631 was received from Shaanxi Rong Sheng Trading Co., Ltd as income earned on trading steel products as per the cooperation agreement.

We received $48,234 rental income from Xian Zhongxi Zhengliu Transformers Co., Ltd and Shaanxi Weizhen Bio-tech Co., Ltd. for renting its buildings during the fiscal year ended December 31, 2006. $84,002 was received from Shaanxi Rong Sheng Trading Co., Ltd as income earned from trading steel products as per the cooperation agreement.

	2007	2006
Income taxes	$133,547	$96,781

Income taxes for the fiscal year ended December 31, 2007 and 2006 were $133,547 and $96,781 respectively. Our China operating company is subject to a PRC 33% standard enterprise income tax based on its taxable net profit. However, due to its high technology products status, the National Tax Bureau in Xi’an High-Tech Development Zone granted Zhongxi the annual exemptions for the years ended December 31, 2005 and 2004, and a 50% tax reduction for the years ended December 31, 2008, 2007 and 2006.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006

We financed our operations and capital expenditures through cash inflows from operations and by issuing preferred stocks during the year ended December 31, 2007 and 2006, respectively. Between February 13, 2007 and May 30, 2007, we raised $925,000 in a private placement of our Series A Convertible Preferred Stock at a purchase price of $10.00 per share during The following table is the summary of our liquidity and capital resources for the reported periods:

	As of December 31,
	2007	2006
Cash and cash equivalents	$1,073,895	$76,210
Working capital	$378,156	$(597,039)
Shareholder's equity	$5,960,231	$4,320,231

The following tables set forth the movements of our cash and cash equivalents for the periods presented.

	Years ended December 31,
	2007	2006
Net cash provided by (used in) operating activities	$1,442,384	$(397,491)
Net cash provided by (used in) investing activities	(719,514)	265,631
Net cash provided by financing activities	235,741	61,926
Effect of exchange rate changes on cash and cash equivalents	39,075	3,202

Net increase (decrease) in cash and cash equivalents	997,686	(66,732)

Operating activities:

For the fiscal year ended December 31, 2007, net cash provided by operating activities were $1,442,384. Net income for the year ended December 31, 2007 was $262,134. Other cash from operating activities includes a non-cash charge for depreciation and amortization of $199,934 and $103,871 non cash consulting services by issuing 451,613 shares of common stocks to Friedland Capital. Cash increases from operating activities were primarily due to the decrease of $137,282 in accounts receivables, $461,835 in inventory, $249,335 increases in other current liabilities, $105,564 increases in income taxes payable, $81,399 increases in advance from customers.

For the fiscal year ended December 31, 2006, net cash used in operating activities were $397,491. Net income for the year ended December 31, 2006 was $230,582. Other cash from operating activities includes a non-cash charge for depreciation and amortization of $179,765 and a provision for bad debt of $79,189. Cash increases from operating activities were primarily due to the decrease of $468,845 in inventory, $248,195 increases in accounts payable, $96,781 increases in income taxes payable. Cash decreases from operating activities were primarily due to the increases of $1,152,785 in accounts receivable, $230,896 in advance to suppliers, and the decrease of $357,929 in advance from customers.

Investing activities:

Net cash used in investing activities was $719,514 for the fiscal year ended December 31, 2007. It was primarily due to the $472,379 purchasing of plant equipment and $181,494 advances to shareholders.

Net cash flows from investing activities were $265,631 for the fiscal year ended December 31, 2006. It was primarily attributable to the cash received from repayment of advance to related parties of $287,995.

Financing activities:

Net cash flows provided by financing activities were $235,741 for the fiscal year ended December 31, 2007. Cash increases were primarily due to the proceeds of $925,000 from issuing of preferred stocks, $100,000 received as advance from investor, and $400,272 advance received from shareholders advance. Cash decrease was primarily caused by the repayment of $1,188,101 of short-term loan.

Net cash flows provided from financing activities were $61,926 for the fiscal year ended December 31, 2006. It was primarily due to the $12,528 increase in proceeds from short-term loan and $50,618 from the proceeds from shareholders advances.

BUSINESS

Corporate History

Alloy Science, the predecessor to Zhongxi, was formed in June, 1999 and it previously engaged in the business of manufacturing and selling transformer cores and transformers. Alloy Science was the controlling shareholder of Zhongxi since Zhongxi's founding in June of 2004 and in August 2004 Alloy Science increased its total investment in Zhongxi to 93.75% of Zhongxi's outstanding shares, or a total investment of RMB 30 million ($4 million) with 6.25% of Zhongxi being held by Xi'an Zhognxi Zhenglin Dianlu Transformer Factory, Ltd. Xi'an Zhognxi Zhenglin Dianlu Transformer Factory, Ltd, subsequently transferred its shares to Zhejiang Lvneng Electric Co., Ltd. on July 11, 2007. We have received a copy of the agreement transferring such shares (Exhibit 10.23) and that agreement states that the consideration for the transfer was the payment of transfer fees by Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. As these parties are not affiliated with us, we are unaware of any other consideration for the transfer.

While Alloy Science, its shareholders and Zhejiang Lvneng Electric Co., Ltd. hold the shares of Zhongxi of record, all of their voting rights as equity holders in Zhongxi have been transferred to An Sen pursuant to agreements signed by Zhongxi and An Sen and they have restricted their rights to transfer their shares in Zhongxi to any other party other than Alloy Science.

In June of 2004, approximately 45% of Alloy Science’s common stock was held by approximately 1,000 Chinese investors who purchased shares on a small local exchange. The issuance of the shares and purchases and sales were conducted in accordance with applicable local and PRC securities laws. Alloy Science’s management was advised that the widespread ownership structure of the company would make it difficult to conduct overseas financing so on June 24, of 2004, Alloy Science formed Zhongxi, with Alloy Science owning 93.75% of Zhongxi and Xi'an Zhongxi Zengliu Dianlu Transformer Factory, Ltd. owning 6.25% of Zhongxi.

On October 28, 2006, Alloy Science, Zhongxi and its shareholders entered into an Investment Trust Agreement where substantially all of the assets of Alloy Science were transferred into Zhongxi and 93.75% of Zhongxi’s common stock was held for the benefit of Alloy Science and all of its shareholders by the trustees under the agreement. Under the terms of the Investment Agreement, the shareholders of Zhongxi agreed to (i) serve as trustees with respect to Alloy Science's shares in Zhongxi and (ii) register as the shareholders of record with respect to the Zhongxi shares, on behalf of Alloy Science as required by PRC law. The Investment Agreement and the trust relationship contemplated thereby were confirmed by the Zhongxi shareholders at a meeting held on October 25, 2006 and by the Alloy Science Board of Directors at a meeting held on October 15, 2006, as required to make the agreements effective under the PRC Company Law. The transaction is accounted for as a reorganization of entities under common control.

In order to list our shares on the OTCBB or another securities exchange, China Power and An Sen were created and we subsequently caused An Sen to enter into the Management Entrustment Agreement. China Power, was incorporated in the State of Maryland on May 17, 2006. On November 3, 2006, China Power formed An Sen, as a wholly-owned subsidiary of China Power and wholly foreign-owned entity under Chinese law. An Sen acts as a management company for Zhongxi, the company that operates the business.

On November 8, 2006 An Sen and Zhongxi entered into a Management Entrustment Agreement granting An Sen the right to manage and control Zhongxi, receive the financial benefits and be exposed to the financial risks of Zhongxi, including, without limitation, the assumption of any risk of loss from Zhongxi’s operations, the obligation to pay the outstanding liabilities of Zhongxi, including debt, if Zhongxi does not have sufficient cash on hand to do so, and any deficiencies if net assets are less than registered capital as a result of any losses. While neither China Power nor An Sen will co-sign Zhongxi contracts, An Sen will continue to be exposed to the financial risks of Zhongxi for its future obligations with third parties through the operation of Management Entrustment Agreement. Mr. Song, the legal representative for Zhongxi and Yarong Feng, the legal representative for An Sen, hold positions as directors and executive officers of each of An Sen and Zhongxi; therefore the Management Entrustment Agreement was not entered into at arm's length because the parties to the agreement were related prior to the transaction and under common control immediately thereafter. Under the Management Entrustment Agreement and pursuant to consent of the shareholders of Zhongxi, Zhongxi and its shareholders entrusted to An Sen its management rights, the rights and powers of its shareholders and board of directors, and the right to receive all of Zhongxi's profits in exchange for An Sen's assumption of the obligation to fund all operating losses and liabilities of Zhongxi. In addition, An Sen has the right to vote as if it holds 100% of the common stock of Zhongxi on all matters that are brought before Zhongxi's shareholders. As a result of entering into the Management Entrustment Agreement, An Sen has functional control over Zhongxi and for purposes of GAAP we can consolidate the financial results of Zhongxi. DeHeng Law Office, our PRC counsel, has advised us that in their opinion the Management Entrustment Agreement is legal and enforceable under PRC law. In the event of a breach of the Management Entrustment Agreement, as set forth in Article 5 of the Amended and Restated Management Entrustment Agreement annexed hereto as Exhibit 1.17, the breaching party is liable for monetary damages and there is no right of termination for breach.

To date, none of Zhongxi’s profits have been paid to An Sen, nor has Zhongxi paid any other fees to An Sen pursuant to the Management Entrustment Agreement as available funds have been used for working capital.

The Management Entrustment Agreement was utilized instead of a direct acquisition of the assets or common stock of Zhongxi, because of the lack of clarity in the implementation of current PRC laws regarding the use of a non-PRC entity’s equity as consideration to acquire a PRC entity’s equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity (such as China Power) to use its equity to acquire a PRC entity (such as Zhongxi). While PRC law does allow for the purchase of equity interests in, or assets of a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of the equity or assets. Because the Company did not have sufficient cash to pay the estimated full value of all of the assets of Zhongxi, the Company, through An Sen, entered into the Management Entrustment Agreement in exchange for the right to exercise functional control over Zhongxi.

On November 20, 2006 following a shareholder meeting of Alloy Science at which trustees were appointed to represent the shareholders, the directors approved the issuance of our common stock to the shareholders of Alloy Science in exchange for executing the Management Entrustment Agreement. We issued an aggregate of 9,000,000 shares of our common stock of which 8,437,500 shares were issued to the shareholders of Alloy Science representing their 93.75% interest in Zhongxi, 560,100 shares were issued to Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. representing its 6.25% interest in Zhongxi and 2,400 shares reserved for employees of Zhongxi. In order to facilitate the U.S. financing arrangements, on November 21, 2006, the Chinese investors who purchased their shares in Alloy Science on the local exchange in China appointed Yarong Feng and Guoan Zhang as their trustees with a proxy to vote their shares of China Power which can be terminated after two years. The shares held in trust represent approximately 34.94% of the issued and outstanding shares of our common stock. Ms. Feng is our director and Mr. Zhang the Vice General Manager of Zhongxi. The shareholders agreed to appoint Ms. Feng as a trustee because she was involved in investor relations for Alloy Science and appoint Mr. Zhang because he was respected in the industry. The table below describes the ownership of our stock by Alloy Science stockholders.

Ownership By Alloy Science Shareholders

Alloy Science Shareholder Name	Percentage of Alloy Science Outstanding Stock	Percentage of China Power Outstanding Stock
(Yongxing Song)	35%	27.13%
(Jiancheng Du)	6%	4.56%
(Junming Mao)	7%	5.43%
(Zewei Xu)	3.6%	2.79%
(Xiaoqi Xuan)	0.7%	0.54%
(Yarong Feng)	2.32%	1.8%
(Huifang Li)	0.3%	0.23%
(Guoan Zhang\Yarong Feng (Trustee))	45.08%	34.94%
Total	100	82.67%

Approximately 35% of our total issued and outstanding shares of our common stock, were issued to Ms. Feng and Mr. Zhang, as trustees who hold the right to vote these shares of our common stock on behalf of those Chinese investors who purchased their shares of Alloy Science in the local exchange in China. The trustees were appointed pursuant to the terms of the Voting Trust and Escrow Agreement (the "Voting Trust and Escrow Agreement") entered into on November 21, 2006 by shareholders of Alloy Science (the "Alloy Science Shareholders"), Zhongxi, Alloy Science and the trustees appointed therein (the "Trustees"). Under the terms of the Voting Trust and Escrow Agreement, our common stock cannot be released by the trustees to any Alloy Science Shareholder before two years elapses and the shares will bear an appropriate restrictive legend. The Trustees are entitled to exercise all rights and powers to vote the shares on behalf of the Alloy Science Shareholders until their release and, in addition, the Trustees are the escrow and selling agent for the Alloy Science Shareholders. After the two year lockup period has elapsed, if an Alloy Science Shareholder has not requested a release of their shares, upon notice of the shareholder the Trustees will sell the shares on their behalf and remit the proceeds to such shareholder. The Voting Trust Agreement was entered into in order to facilitate shareholder voting procedures for the Chinese investors.

On July 11, 2007 Xi’an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. transferred its 6.25% nominal interest in Zhongxi and its interest in us to Zhejiang Lvneng Electric Co., Ltd. We have received a copy of the agreement transferring such interest (Exhibit 10.23) and that agreement states that the consideration for the transfer was the payment of transfer fees by Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. As these parties are not affiliated with us, we are unaware of any other consideration for the transfer.

The Management Entrustment Agreement, the Voting Trust and Escrow Agreement, and, as set forth above, the appointment of the trustees, were ratified and approved by the Alloy Science Shareholders at a meeting held on November 21, 2006, under the PRC Company Law.

The following diagram sets forth the ownership structure and interrelationships between China Power, An Sen, Zhongxi, Zhejiang Lvneng Electric Co., Ltd. and Alloy Science:

Neither China Power nor An Sen have any operations or plan to have any operations in the future other than acting as a holding company and management company for Zhongxi and raising capital for its operations. However, we reserve the right to change our operating plans regarding China Power and An Sen.

The table below sets forth our significant shareholders, officers and directors who have a relationship with Zhongxi, Alloy Science and An Sen.

Shareholder/ Management	Alloy Science % Holdings (1)	An Sen	Zhongxi % Holdings (2)	China Power% Holdings	Interrelationships
Yongxing Song	35%	–	43.75%	27.13%
Chairman, CEO and President of China Power.
Chairman, President and CEO of Zhongxi.
President and CEO of An Sen.
Former CEO and President of Alloy Science.
Acting CEO and President of Alloy Science
Trustee, Investment Trust Agreement of Alloy Science.

Zewei Xu	3.6%	–	6.25%	2.79%	Chief Engineer of China Power. Chief Engineer of Zhongxi. Former Chief Engineer Alloy Science

Yarong Feng (3)(4)	2.32%	–	5%	1.80%
Director, China Power
Director, An Sen
Chief Financial Officer, Director Zhongxi
Secretary to the Board of Alloy Sciences
Trustee, Investment Trust Agreement of Alloy Science
Trustee under Voting Trust and Escrow Agreement

Gouan Zhang (3)(4)		–			Vice General Manager China Power Vice General Manager An Sen Vice General Manager, Director Zhongxi Trustee under Voting Trust and Escrow Agreement

1) Alloy Science has no operations.

(2) The rights of the shareholders of Zhongxi are held by An Sen, our subsidiary, pursuant to the Management Entrustment Agreement

(3) Holds 34.94% of China Power common stock as one of two trustees for Alloy Science Shareholders pursuant to the Voting Trust and Escrow Agreement.

(4) Holds 45.08% of the shares of Alloy Science as trustees for the shareholders of Alloy Science.

OUR BUSINESS

We are a holding company. Zhongxi is engaged in the in the manufacture and distribution of electric power transformers and amorphous cores in the PRC.

The business of Zhongxi is concentrated in areas within the growing PRC energy saving market. Zhongxi utilizes proprietary, patented technology to design, manufacture and sell amorphous alloy cores, which are the main materials of new generation energy saving transformers.

Our total sales revenues for the six months ended June 30, 2008 were derived exclusively from Zhongxi through the following sources: (i) approximately 52% of our sales were from amorphous alloy transformer cores, (ii) approximately 40% of our sales were from amorphous alloy transformers, and (iii) approximately 8% of our sales were from traditional transformers. However we expect that our sales of amorphous alloy transformer cores will be our principal source of revenues in the future. Our sales were made to PRC based customers and none of our sales revenues were derived from the international market.

PRODUCTS

Zhongxi designs, manufactures and distributes amorphous alloy cores in the PRC that constitute the main component of a new generation of energy saving electrical power transformers. In addition, Zhongxi continues its legacy businesses as a distributor of electrical power transformers and manufacturer of traditional steel silicon cores. While approximately 20% of our sales were from traditional steel core transformers in 2007, Zhongxi expects that these will be significantly reduced by 2010 as sales or its amorphous alloy transformer cores increase.

Zhongxi currently manufactures more than 40 different products, including silicon steel core and amorphous alloy core transformers and cores. While all of Zhongxi’s products are "state-of-the-art", its amorphous alloy transformers that Zhongxi believes will result in saving energy.

The following table outlines Zhongxi’s major product lines.

Product Name	Product Code	Description
Silicon steel core transformer	S9 series, S9-M series	S9 series are the 3-phase oil- immersed transformers with voltages of 10 KV and 35 KV, S9-M series are the oil seal transformers with voltages of 10 KV and 35 KV

Amorphous alloy core transformer	SH11 series	SH11 series are the 3-phase oil- immersed amorphous alloy core transformers with voltage of 10 KV and capability of 5~630 KVA

	DH11 series	DH11 are the 1-phase dry amorphous alloy core transformers with voltage of 10 KV and capability of 5~100 KVA

Amorphous alloy core	SH11, DH11	The amorphous alloy cores for SH11 and DH11 series

China's transformer market is extremely competitive with several high profile participants. Additionally the rising price of raw materials results in relatively narrow margins for our transformer products. However, the amorphous alloy core products are currently in short supply and this sector is less competitive than transformer manufacturing in China. As a result, our management has made a strategic business decision to cause Zhongxi to exit the direct manufacturing of transformers, and to emphasize amorphous alloy core manufacturing to achieve a larger share of the amorphous alloy core market.

Amorphous Alloy Transformers Core Products

Zhongxi uses a patented, innovative production technology of amorphous alloy transformers cores. The underlying technology relies on the electrical and magnetic properties of amorphous alloy materials. Amorphous alloys exhibit conductivity properties that are far superior to silicon steel sheets which are used in traditional power transformers. As a result, Zhongxi believes that an amorphous alloy transformer can result in energy savings for its customers. In addition, our manufacturing process used to fabricate amorphous alloy transformer cores is simpler than traditional process used to fabricate the traditional silicon steel transformer cores.

The amorphous alloy ribbon, the key raw material used in our manufacturing process, utilizes flat plate flow liquid state chilling technology in order to make the molten alloy steel. The molten alloy steel is then put through a super-freezing process where the cooling speeds are up to one million degrees per second. The micro-mechanism of the resulting metal possesses long range unordered glass state features, completely different from traditional metal alloy material. The resulting amorphous metal is characterized by high intensity, high saturation induction density, high magnetic permeability, rigidity, anticorrosion, wearability, resistivity, low coercivity, low loss, good frequency characteristics and temperature characteristic and good tenacity together with improved electromechanical coupling coefficients, thermal conductivity, and surfactivity. These qualities significantly improve the operational efficiencies of electrical power transformers. We believe this new material will replace silicon steel and permalloy, and will be extensively used in transformer, mutual-inductor, reactance unit, and similar products to further electronic product miniaturization, high frequency, high efficiency, environment protection and energy-saving, which is superior when compared with traditional core materials.

A series of Chinese government regulations have encouraged the use of amorphous alloy core transformers since 1998 because of their energy saving properties. These regulations specified new energy codes for the manufacture and sale of transformers, setting stricter regulations regarding a transformer's maximum energy consumption limit. In 1998 the Chinese government confirmed the policy of proposing domestic amorphous alloy materials and transformers. In 2000 the Chinese government listed the amorphous alloy transformer as important environmental protection product. In 2005 the Chinese government listed energy saving transformer as an industry encouraged by the nation. In the `Eleventh Five Year Plan' announced in 2006, the Chinese government set up the goal for all the local governments to reduce energy consumption by 20%. We believe that the 2006 announcement has contributed to recent increases in the valuation of companies producing products and services in the energy saving industry throughout the PRC.

Currently there are 40 amorphous alloy transformer manufactures in China, of which only eight companies have large scale production capabilities. These eight companies have produced between 210 kVA to 250 kVA per year, which is 1%-2% of the total output of the industry.

Exit Strategy For Transformer Business.

Zhongxi has outsourced the production of traditional steel core transformers to Xi’an Zhongxi Zhengliu Dianlu Transformer Factory Ltd. in order to be able to allocate its resources to producing amorphous alloy cores and to reduce the impact of this transition on our earnings. On September 10, 2004 Zhongxi leased facilities owned by Xi’an Zhongxi Zhengliu Dianlu Transformer Factory Ltd. in order to manufacture traditional steel core transformers for an initial fee of RMB 30,000 plus RMB 100,000 per year in rent payable after Zhongxi completed certain agreed upon leasehold improvements (the “2004 Lease”). The term of the 2004 Lease runs from the execution date to 2028, with a 10 year option to renew by Zhongxi. The agreement can be terminated by mutual agreement or the parties with provisions that provide that a breaching party will owe a non-breaching party 10% of the lease fee in liquidated damages. On March 25, 2006, in order to transform its primary business to the manufacturing of amorphous alloy cores, Zhongxi subleased (the “2006 Sub-Lease”) its manufacturing facilities back to Xi’an Zhongxi Zhengliu Dianlu Transformer Factory Ltd. for RMB 300,000 per year for a period of three years ending on March 31, 2009. During term of the 2006 Sub-Lease, no rental payments will be due under the 2004 Lease. Under the terms of the 2006 Sub-Lease, Zhongxi Zhengliu will give priority to the steel core transformers ordered by Xi’an Zhongxi. Zhongxi Zhengliu is responsible for all of the costs and expenses related to the operation of the manufacturing facility. Upon termination of the 2006 Sub-Lease, Xi’an Zhongxi Zhengliu Dianlu transformer Factory Ltd. has a right of first refusal to release the facilities from Zhongxi and manufacture steel core transformers for Zhongxi upon the same terms and conditions as in the 2006 Sub-Lease in the event that Xi’an Zhongxi decides to continue to outsource these operations. In the event that Zhongxi Zhengliu Dianlu Transformer Factory Ltd. does not exercise its right of first refusal, the 2006 Sub-Lease terminates and the provisions of the 2004 Lease continue to apply. We will continue to receive revenue from our current products while we build revenue from the manufacturing of amorphous alloy core transformers. We believe that Zhongxi will be able grow at a faster rate by manufacturing amorphous alloy core transformers rather than continuing the production of traditional steel core transformers.

Market For Zhongxi’s Products

PRC government analysts estimate that China is the second largest economy in the world with the fastest growth rate of any country for the past three years. The Chinese government has instituted various programs necessary to build the country's infrastructure in order to support rapid economic expansion; however, China faces numerous challenges, both domestically and from the international community.

In its early efforts to promote China's role as a "world power", the PRC government has historically supplemented energy company revenues, artificially keeping energy costs low which resulted in abuses of resources and contributed to inefficiencies in the system. According to PRC government statistics, China is the world's second largest consumer of electricity. With a heavy reliance on coal and other inefficient methods of generating electricity which are generally harmful to the environment, China has received increasing scrutiny from the international community. On July 3, 2006, the International Energy Agency called for China to "revamp its electric power industry," noting that "waste and inefficiency contributed to the need for the country to add enough new, coal-fired power plants every two years to equal the entire electricity generation capacity of France or Canada." The report describes the PRC’s need to make existing power grids more efficient in addition to adding additional sources of power and by doing so can save the country significant expenditures on additional power plants.

According to the National Development and Reform Commission (NDRC), China's power supply and demand was to be "in general balance" in the second half of 2006, reversing the situation of power supply shortages since June 2002. The power supply hit 817.53 million megawatts in the January to April period of 2006, up 11.1 percent from the prior year, while consumption was 846.66 million megawatts, up 12.3 percent from the prior year.

According to PRC official estimates, China's power consumption will reach 3,092 billion kilowatt-hours by 2010. Installed generating capacity is required to reach about 680 million kilowatts in order to accommodate this growth. By 2020, the power consumption is expected to reach 4,600 billion kilowatt-hours and the corresponding generating capacity will reach 1 billion kilowatts, according to the State Grid Corporation of China.

The PRC's Eleventh Five-Year Plan calls for an overall reduction in energy consumption by 20% compared with the previous five years. The government has identified this goal and put it on the agenda as a strategic issue that concerns society and enterprise development.

We believe that China's expansion of its power grid system has created a huge market demand for the highly efficient amorphous alloy core transformers because of pressure from the government to develop energy programs that are efficient. A series of new laws have been promulgated by various departments of state to guide and encourage the development of energy efficient products. We believe that our amorphous alloy based products are geared to take advantage of the new industrial policy and will be supported by the government. In addition, because China Power is located in a high-tech development zone, it is subject to a series of preferential treatments by the local and state government.

Based on the foregoing, management of Zhongxi believes that demand for transformers will continue to increase for the foreseeable future and the demand for energy-efficient transformers such as theirs will increase at a greater rate than traditional core transformers.

Customers Of Zhongxi

Zhongxi’s customers include state power authorities, large electrical equipment suppliers to the electrical power industry and other transformer manufacturers.

Marketing Strategy Of Zhongxi

Management of Zhongxi recognized the significant benefits of amorphous alloy transformers and cores, and in light of the anticipated future demand, has begun a transition to focus its efforts on the manufacture of amorphous alloy components. Zhongxi is experiencing significant growth in demand for our products in this area and is one of three companies in China with the ability to manufacture the amorphous alloy cores for large scale production. Management of Zhongxi will target the following market sectors for our amorphous alloy transformers and cores and anticipates demand for the products as outlined below:

•	RURAL AREAS: Due to the national power grid reinforcement we forecast an annual demand of at least 1.5 million units over the next three years.

•
URBAN AREAS: Based on the need for power grid reinforcement, real estate development, and infrastructure construction, we forecast demand of more than 1.2 million units annually over the next three years.

•	OIL FIELDS, MINES, AND RAILWAYS: Due to rapid growth in these sectors, we forecast annual demand of 1.5 million units or more over the next three years.

Zhongxi’s management believes that its decision to focus on the market for transformer cores will enable it to better establish a leadership position in the market and to participate in this growth on a broad scale.

Zhongxi has a multi-pronged strategy designed to establish China Power as a leader in the global amorphous alloy transformer/core market. Zhongxi is pursuing the opportunity to obtain the exclusive right to supply amorphous alloy transformer cores to the provincial government of Fujian Province, China. It plans to use its relationship with Fujian Province as a model of cooperation with local governments in the future in order to win market share.

China's transformer market is extremely competitive, with several high profile participants. In addition, the rising price of raw materials creates additional pressures on margins for this product line. As opposed to the competitive transformer market, management of Zhongxi believes that the amorphous alloy core market consistently experiences supply shortages and has fewer competitors in China. As result, Zhongxi made a strategic business decision to leave the business of direct manufacturing of transformers, in order to emphasize amorphous alloy core manufacturing to achieve a larger share of this growing market.

Zhongxi has completed the first phase of this transition plan which is to shift our manufacturing capabilities to amorphous alloy and building stockpiles of the main ingredient used in the core manufacturing process, namely amorphous alloy. Going forward, we plan to strengthen our sales and marketing efforts, build relationships with appropriate state and national government agencies, and establish relationships with additional major transformer manufacturers.

Zhongxi will not leave its existing traditional transformer business altogether; rather it will subcontract the manufacturing of transformers to third parties and act as a distributor.

In conjunction with our shift from transformer to amorphous core production, Zhongxi intends to increase its overall manufacturing capabilities. At present, Zhongxi is not always able to satisfy market demand in our traditional transformer business and has to reject orders due to capacity limitations. The same is true of its core manufacturing business where capital limitations have resulted in amorphous alloy strip inventory at approximately 30 tons - sufficient to produce 110 units of 100kVA amorphous transformers, causing us losses of some large orders. In addition to inconveniencing customers, this shortage is affecting its ability to generate additional revenue and income. While Zhongxi’s management believes that its inability to fill orders has not currently hurt customer loyalty significantly due to the overall market demand, its management is concerned that a continued inability to fill orders for cores over the long term may result in the permanent loss of customers.

On November 11, 2007, Zhongxi entered into a Cooperative Manufacturing Agreement, in connection with the expansion of its amorphous alloy cores, Zhongxi established  a manufacturing joint venture with Xi’An Yongchun Science & Technology Co., Ltd., Zhejing Lvneng Electric Co., Ltd. and Xinzhi Chai who contributed 50%, 20%, 20% and 10% respectively of a total investment of RMB 30,000,000 in registered capital in order to manufacture up to design, develop and manufacture amorphous cores which will be sold by Zhongxi. On July 25, 2008, the agreement was terminated by all of the parties, without any liability of one party to the other, because the partners could not fund the joint venture. Zhongxi’s contribution has not yet been returned, but is expected within thirty days of the date of this Prospectus.

In addition, Zhongxi plans to sublease our existing transformer manufacturing facility in order to increase working capital allocated to manufacturing our amorphous transformer core products. This additional working capital will be utilized primarily to increase the Company's inventory of amorphous alloy strip and to add additional test equipment. Zhongxi’ management believes that by successfully re-allocating its capital, it will establish more dependable delivery records and establish a competitive advantage where before it was at risk. In addition, the additional capacity will provide Zhongxi with the opportunity to increase our revenues.

Zhongxi currently has three products in development; the Amorphous Alloy Core II Advanced, the Amorphous Alloy Core for Dry-Type amorphous alloy transformers, and an amorphous alloy core originally customized for a customer. The Amorphous Alloy Core II Advanced has already been commercialized. The first order has already been complete. For the Amorphous Alloy Core for Dry-Type amorphous alloy transformers and the amorphous alloy core originally customized for a customer, management believes that these products will be ready for commercialization in 2008.

Zhongxi intends to continue to develop new products to improve transformer efficiency and meet customer and market demand.

Once Zhongxi is able to secure sufficient manufacturing capacity, it expects to pursue markets outside of China.

Zhongxi’s management believes that South Korea presents an opportunity for it to enter into a new market with a very substantial demand for amorphous transformers due to its government policy at least 3% of all newly-installed power transformers to be amorphous core transformers. Zhongxi’s amorphous transformer has entered and passed the testing phase for the Korean electricity network.

Raw Materials And Principal Suppliers Of Zhongxi

Zhongxi’s amorphous alloy cores have three main raw materials: amorphous alloy ribbon, silicon steel sheet and epoxy resin. Except for amorphous alloy ribbon these materials are currently readily available in its domestic or the international market.

The current supplier of raw amorphous alloy strip for manufacturing amorphous alloy core is Hitachi Metals Co., Ltd., which is the biggest manufacturer of amorphous alloy strip in the world. Zhongxi has taken steps to build a strong relationship with Hitachi, in order to be able to purchase sufficient amounts of the product to meet its needs. However, the supply of Hitachi's amorphous alloy strip is exceeded by the global demand for its product, but we believe our relationship with Hitachi will generally permit us to purchase sufficient amounts of material to keep up with our demand. We expect that a new source of amorphous alloy ribbon will soon be available from China An Tai Technology Co., Ltd.. We have signed an agreement with China An Tai Technology, where we have been given priority to purchase amorphous alloy ribbon products.

COMPETITION OF ZHONGXI

While many manufacturers are capable of producing traditional transformers, fewer than 20 manufacturers in China have the technology to produce amorphous alloy core transformers and only four are capable of large scale production. As for the production of amorphous alloy cores, Zhongxi is one of only three major manufacturers in China. The other two are Shanghai Zhixin Electric Co., Ltd. and Beijing Zhong Ji Lian Gong Co., Ltd.

Comparative data for Zhongxi and our two main competitors in the amorphous and steel core business is set forth in the table below:

	China Power	Shanghai Zhixin Electric Co.Ltd	Beijing Zhong Ji Lian Gong Co., Ltd.
Time of Establishment	2004	1998	2005
Sales revenues of 2006 (RMB)	24,000,000	31,048,472	52,500,000
Sales revenues of 2006 (U.S. dollar)	3,234,501	4,184,430	7,075,472
Sales area	national	national	national
Annual production capacity	1000 ton	6000 ton	3000 ton

While Zhongxi’s competitors are larger than it, it believes it has a number of advantages over its competition. Its patented Consecutive Anneal Stove For AMDT Core , permits it to produce its cores at a lower cost than its competitors which it believes will permit it to price its product lower than competitors but keep higher margins. In addition, it believes that its experience as a transformer manufacturer will permit it to offer better service and products that are better designed to meet its customer's needs. Zhongxi’s management also believes that its competitors are totally dependent on imported amorphous alloy ribbon as raw materials while it has taken steps to learn how to use amorphous alloy ribbon obtained from domestic sources which will relieve the supply shortage and reduce a bottleneck to our manufacturing process which Zhongxi’s management expects will continue to plague its competitors.

RESEARCH AND DEVELOPMENT ACTIVITIES

Research and development has been and continues to be a chief component of Zhongxi’s strategy and it has strong independent research and development abilities. Zhongxi has three Chinese national patents: one for a 3-phase oil-immersed amorphous alloy transformer, patent number ZL01212922.4, another for a dry type transformer, patent number ZL98234558.5 and a third for a Consecutive Anneal Stove For AMDT Core, patent number ZL200620078995.4. Zhongxi believes it owns the most advanced equipment in the world, a three-stage continuous annealing furnace, which effectively improves product quality.

Zhongxi's leading researcher, Mr. Xu Zewei, is one of the forerunners in the research of amorphous alloy core transformers in China. He has extensive research experience in electric-magnetism and has initiated and participated in over twenty research projects and made ground-breaking discoveries. Zhongxi's research team consists of PhDs and graduate students who have decades of experience in transformer design and development. The Company is also dedicated to bringing new talents to the group; the newcomers have successfully served to keep the research team at the leading edge of power transformer research and development.

On April 4, 2005 Zhongxi entered into the Technology Development (Entrust) Contract with Xi’an Northwest Industry University Gaoshang Science & Technology Co., Ltd. to develop improvements on machinery used to produce Amorphous Alloy Transformer Cores for RMB 500,000 ($71,202). Zhongxi owns all of the improvements and designs.

On September 2, 2004, Zhongxi purchased certain key technical know-how from Alloy Science in exchange for the payment of RMB 1,000,000 ($142,406). The agreement transferred rights to designs of the SH-11, DH-11 and S11-M.R oil immersed coil amorphous alloy distribution transformers.

We have 7 full-time employees and 3 part-time employees engaged in the company-sponsored research and development efforts for the six months ended June 30, 2008. We expended RMB 600,000 ($78,769) on R&D activities, during fiscal year 2007. For fiscal year 2006, we hired 5 full-time employees and 3 part-time employees for R&D activities and we recorded RMB 500,000 ($62,642) on R&D activities.

INTELLECTUAL PROPERTY

Trademarks.

No registered trademarks.

Patents.

Zhongxi has three Chinese national patents: one for a 3-phase oil-immersed amorphous alloy core transformer, patent number ZL01212922.4, another for a dry type transformer, patent number ZL98234558.5 and a third for a Consecutive Anneal Stove For AMDT Core, patent number ZL200620078995.4.

Domain Names.

Zhongxi owns and operates a website under the internet domain name http://www.xafjkj.com.

Government Regulation

Zhongxi is not subject to any requirements for governmental permits or approvals or any self regulatory professional associations for the manufacture and sale of amorphous alloy transformer/core. Zhongxi is not subject to any significant government regulation of the business or production, or any other government permits or approval requirements, except for the laws and regulations of general applicability for corporations formed under the laws of the PRC.

Compliance With Environmental Laws

To our knowledge, neither the production nor the sale of our products constitute activities or generate materials, in a material manner, which causes Zhongxi’s operations to be subject to the PRC environmental laws.

Risk Of Loss And Product Liability Insurance

Delivery of Zhongxi’s products is arranged by Zhongxi. Usually, Zhongxi delivers its products primarily through logistics companies. Its current shipping companies include Shaanxi Juzhi Logistic, Ltd., Xi'an Haina Logistic Company and Xi'an Zhonglu Logistic Company. Its standard shipping agreements require the shipping companies to purchase shipping insurance at their costs and to bear the risk of loss in shipping.

Zhongxi currently does not carry any product liability or other similar insurance, nor does Zhongxi have property insurance covering our plants, manufacturing equipment and office buildings. While product liability lawsuits in the PRC are rare and Zhongxi has never experienced significant failures of its products, we cannot assure you that Zhongxi would not face liability in the event of any failure of any of its products.

DESCRIPTION OF PROPERTY

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants landholders a "land use right" after a purchase price for such "land use right" is paid to the government. The "land use right" allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land. The following are the details regarding our land use rights with regard to the land that Zhongxi uses in its business.

Zhongxi currently maintains two factories: a transformer factory and an amorphous alloy transformer core factory. The transformer factory is in the Xizhang Industrial Park, Daxingxi Road, Xi'an. Its total area is 5,803 square meters, and has more than 50 machines in a manufacturing area of 2,000 square meters. The land use rights of 2,000 square meters land at Daxinxi Road, Xizhang Industry Village is leased from Xi'an Zhengliu Dianlu Transformer Co., Ltd. for an annual rent of RMB 100,000 yuan ($13,477). The term of the lease is 24 years, which expires in 2028. Zhongxi currently rents the factory built on the 2,000 square meters land to Xi'an Zhongxi Zengliu Dianlu Transformer Factory, Ltd. for an annual rent of RMB 500,000 ($67,390). The term of the lease is 3 years, which expires in March 2009.

The amorphous alloy transformer core factory, with an area of 1,750 square meters is located at Yasen Industry Center, 1st Floor, 1st factory, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone. It has one advanced amorphous transformer core assembly line.

Zhongxi corporate headquarters is now located at: 6th floor, Fei Jing International, No .15 Gaoxin 6 Road, Hi-tech Industries Development Zone, Xi'an with approximately 1,160 square meters of usable space.

Zhongxi does not own any land use rights.

We also have office space at 76 Cranbrook Road, Cockeysville, County of Baltimore, MD 21020.

LEGAL PROCEEDINGS

Neither we nor any of our subsidiaries, nor is Zhongxi a party to any pending legal proceedings, nor are we aware of any such proceedings threatened.

EMPLOYEES

Zhongxi has 58 employees, including 8 technicians, 8 in management positions, 6 salesmen and 36 production workers. Zhongxi has one office and two factory facilities in Xi'an, China.

EXECUTIVE OFFICES

Our executive office is located at 6th Floor, Fei Jing International, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone,Xi'an, Shaanxi, China, 710075. and our telephone number are 011-86-29-8831-0282 and 011-86-29-8831-0560.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 28, 2008 by (i) any person or group with more than 5% of our voting securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

		Amount and
	Name and Address of	Nature of Beneficial	Percent of
Title of Class	Beneficial Owner	Owner	Class (1)
Common Stock	Yongxin Song, Chairman of Board, President, CEO 6th Floor, Fei Jing International, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone,Xi’an, Shaanxi, China, 710075	2,953,125	27.13%

Common Stock	Michael Segal, Director 11 East 86th Street, Suite 19 B New York, NY 10028	65,323	0.60%

Common Stock	Elaine Lanfeng Zhao, CFO 20955 Pathfinder Road, Suite 100 Diamond Bar, CA 91765	0	-

Common Stock	Yarong Feng, Director 6th Floor, Fei Jing International, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone,Xi’an, Shaanxi, China, 710075	195,750	1.80%

Common Stock	ZeWei Xu, Chief Engineer 6th Floor, Fei Jing International, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone,Xi’an, Shaanxi, China, 710075	303,750	2.79%

Common Stock	Guoan Zhang, Vice General Manager 6th Floor, Fei Jing International, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone,Xi’an, Shaanxi, China, 710075	0	-

Common Stock	All Directors and Officers of the Company as a group	3,517,948	32.32%

Common Stock	Trustees for Alloy Science Shareholders (2)	3,803,625	34.94%

Common Stock	Zhejiang Lvneng Electric Co.,Ltd. 1F, Building 3, No.75 Wen Yi West Road, Hangzhou City, Zhejiang Province, China	560,100	5.14%

Common Stock	Friedland Corporate Investor Services LLC, 600 So. Cherry Street, Suite 530 Denver, Co. 80246 (3)	1,451,613	13.33%

Preferred Stock & Warrants	KWCB Investments, Ltd. Room B-2403, Yihe Bldg Hanguang Road, Xi'An. Shaanxi Province 710065. (4)	6,087,200	35.86%

Preferred Stock & Warrants	Jing Li Hay A9E Intol Apartment Gau Zhang Garden Xibuhe Chao Yang District, Beijing, PRC (5)	869,600	7.37%

Preferred Stock & Warrants	Yao Gao Room 5 Unit 2, No1 Xinme High Tech Area, Chengdu Sichuan Province, PRC (6)	869,600	7.37%

 (1) The percentages for holders of Series A Convertible Preferred Stock are based on conversion of all Series A Convertible Preferred Stock and exercise of all warrants. As of October 28, 2008 we had 10,886,413 outstanding shares of common stock. In determining the percent of common stock owned by a stockholder on October 28, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such stockholder, including shares the beneficial ownership of which may be acquired, within 60 days upon the conversion of convertible securities or the exercise of warrants held by such stockholder, and (b) the denominator is the sum of (i) 10,886,413, the number of shares outstanding on October 28, 2008, and (ii) the total number of shares underlying the convertible securities and warrants, which each of the stockholders has the right to acquire within 60 days following October 28, 2008.

(2) The trustees for the trust holding 3,803,625 shares of our common stock are: Ms. Yarong Feng and Mr. Guoan Zhang of pursuant to the terms of the Voting Trust and Escrow Agreement by and among the members of the board of Zhongxi and the shareholders of China Power and Equipment who were parties thereto, dated November 21, 2006 (the “Voting Agreement”). Any holder may terminate the voting trust relationship upon written notice to the trustees at any time after November 21, 2008. The Voting Agreement gives the Trustees the right to vote on all matters brought before the our shareholders holding our common stock. Ms. Feng and Mr. Zhang’s addresses are 6th Floor, Fei Jing International, No. 15 Gao Xin 6th Road, Hi-tech Industrial Development Zone,Xi'an, Shaanxi, China, 710075.

(3) Jeffery Friedland has voting and investment control for Friedland Corporate Investor Services, Inc.

(4) Jin Wu has voting and investment control for KWCB Investments, Ltd. Consists of (a) 3,043,600 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and (b) 3,043,600 shares of common stock issuable upon exercise of the warrants.

(5) Consists of (a) 343,800 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and (b) 343,800 shares of common stock issuable upon exercise of the warrants.

(6) Consists of (a) 343,800 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and (b) 343,800 shares of common stock issuable upon exercise of the warrants.

DIRECTORS AND EXECUTIVE OFFICERS

Directors And Executive Officers, Promoters And Control Persons

The following are our officers and directors as of the date of this Prospectus. Some of our officers and directors are residents of the PRC and, therefore, it may be difficult for investors to effect service of process within the U.S. upon them or to enforce judgments against them obtained from the U.S. courts.

Directors and Executive Officers of China Power:

Name	Position	Age

Yongxing Song	Chairman of Board, President, CEO	45

Michael Segal	Director	65

Yarong Feng	Director	29

Zewei Xu	Chief Engineer	71

Elaine Lanfeng Zhao	Chief Financial Officer	34

Guoan Zhang	Vice General Manager	45

The directors will serve until our next annual meeting, or until their successors are duly elected and qualified. The officers serve at the pleasure of the Board.

None of our directors is an "independent director" under the Rules of NASDAQ, Marketplace Rule 4200(a)(15).

Mr. Yongxing Song was appointed as our Chairman, President and Chief Executive Officer on November 1, 2007. Mr Song has been Chairman and Chief Executive Officer of Zhongxi since its inception in June 2004. Mr. Song served as the Chairman of Director for Alloy Science from 1999 to 2004 and remains as acting CEO and President of Alloy Science. Prior to joining us, Mr. Song served as the vice general manager at Xi'an Xianglong Co., Ltd. from 1996 to 1999. Prior to that, Mr. Song served from 1982 to 1996 as a manufacturing planner and manufacturing manager in Qing'an Aviation Electronic Equipment Co., Ltd, which was a subsidiary of Qiang'an Group. Mr. Song obtained a master degree in International Trade from University of International Business and Economics in 2003. He graduated from Shaanxi Aviation Profession University in 1988.

Mr. Zewei Xu was appointed as Chief Engineer of Zhongxi in July 2004 and has served as our Chief Engineer since November 1, 2007. From 1999 to 2004, Mr. Xu served as the chief engineer for Alloy Science. Prior to joining us, Mr. Xu served for Tianshui Electric Transmission Institute from June 1970. In 1986 Mr. Xu was the first one to utilize amorphous alloy materials for High Frequency Magnetic Amplifier Type Switching Power Supply, which was put into production in Qinling Electric Factory. Prior to that, Mr. Xu served in Tianjin Electric Transmission Institute from 1959 to 1970. Mr. Xu obtained a B.A. in Machine Building in Haerbin Industry University in 1959.

Mr. Michael Segal has been our director since June 8, 2006 and was our President from June 9, 2006 until November 6, 2007. Since 2001, he has been President of Segal Cirone Services Inc., a financial consulting company that advises institutions, banks and high net worth individuals. He has been a Principal, Options Compliance Principal and Branch Office Manager of Whitaker Securities LLC, a member of the Financial Industry Regulatory Authority (FINRA) since October 23, 2006. Prior to that, Mr. Segal had served as President of Alexander Westcott & Co., Inc., a Broker/Dealer registered with NASD and Secretary of the board of directors of its parent company, President of the Financial Commerce Network Inc., a public company, President of Lamborn Securities Inc. a Broker/Dealer registered with NASD, Branch Manager of Geldermann Securities Inc., President of Greentree Commodities, a Branch Manager at REFCO, Inc., a Senior Vice President at Shearson American Express and a Branch Manager at Investors Overseas Services (Bangkok, Thailand). He is also individually registered as an Introducing Broker with the Commodity Futures Trading Commission and a member of the National Futures Association and a founding member of the Managed Funds Association. Mr. Segal received a B.B.A. in marketing and economics from the University of Miami in Florida. Mr. Segal sits on the board of directors of China Agri Business Inc.(CHBU.BB), a public company traded on the US OTC Bulletin Board. Additionally Mr. Segal sits on the board of directors of the following privately held companies: BioStar Pharmaceuticals Inc.; Jiali Pharmaceuticals Inc.; and Asia Nutracueticals Consulting Co. Ltd.

Elaine Zhao has been our CFO since June 1, 2008. In 2005, she founded ELZ Accountancy Corp., a Los Angeles based accounting firm providing services in accounting, auditing, tax, financial planning, insurance analysis, and investment consulting, and she has served as its president since that time. Ms. Zhao continues to work for ELZ. In her work with ELZ, Ms. Zhao has served clients including privately owned and publicly traded company in various industries and has worked with banks in financing small businesses. Ms. Zhao has held Series 7 and 66 licenses as a broker at a national brokerage firm and is an independent financial advisor. From October 2000 to October 2005, Ms. Zhao worked as accountant and auditor at Liang & Company Accountancy Corp., firm in Los Angeles. Ms. Zhao is a co-founder of the Southern California Chinese Professional Association. She holds an MS in Finance from the Kelley School of Business at Indiana University and is a Certified Public Accountant.

Ms. Yarong Feng was appointed as the Chief Financial Officer of Zhongxi on June 5, 2007 and our director on November 6, 2007. On November 21, 2006, Ms. Feng was appointed as a trustee for certain stockholders of China Power who were former stockholders of Alloy Science. From 2002, Ms. Feng served as the Secretary to the board of Alloy Science, being mainly responsible for the management of shareholders and coordination for public affairs of the company. From 2001 to 2002, she served as a cashier and later the assistant to Financial Controller with Xi'an Jin Ruan Science and Technology Development Co., Ltd, which was the largest software development enterprise for house fund in Xi'an city. She was awarded "Excellent Secretary to Board of Directors" by Xi'an Hi-tech Industrious Development Zone in 2003. Ms. Feng graduated from Xi'an Finance and Economics Institute in 2001, majored in finance management.

Mr. Guoan Zhang was appointed as Vice General Manager of Zhongxi and us on May 1, 2007. On November 21, 2006, Mr. Zhang was appointed as a trustee for certain stockholders of China Power who were former stockholders of Alloy Science. He served as the factory director in the accessory company of Qin'an Group from 2001 to 2007. From 1999 to 2001, he served as the manager of Jia Dian company in Qin'an Group. From 1997 to 1999, he served as the director of sales department in Qin'an Group. From 1996 to 1997, he served as a chief engineer at the headquarters of air force communications in Lanzhon city. Prior to that, he served as the vice battalion commander of the communication battalion in Wugong Air Force Station from 1983 to 1996. Mr. Zhang graduated from the PRC's Air Force Engineering Institute in 1983.

There are no family relationships among our directors or officers.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our principal executive officer. None of our executive officers earned more than $100,000 in any of the previous two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus (($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongxing Song	2007	6469	—	—	—	—	—	—	6469
CEO, President (1)	2006	6469	—	—	—	—	—	—	6469

(1) Mr. Yongxing Song was appointed our President and CEO he incorporated Zhongxi on June 2004.

Outstanding Equity Awards At 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007.

Employment Agreements

Pursuant to an employment agreement between Zhongxi and Mr. Yonxing Song dated July 1, 2004, Mr. Song is employed by Zhongxi as its Chief Executive Officer. The term of the agreement is from July 1, 2004 to June 30, 2014. The agreement provides for a salary of RMB 4,000 (USD 573) per month with a performance bonus of RMB 6,000 (USD 859) per month. The employment agreement follows the PRC labor laws which include the provision of labor-related insurance, the ability of either party to terminate for cause, termination on 30 days' notice, termination without notice and the provision by Zhongxi of labor-related benefits.

Pursuant to an employment agreement between Zhongxi and Mr. Zewei Xu dated July 1, 2004, Mr. Xu is employed by Zhongxi as its Chief Engineer. The term of the agreement is from July 1, 2004 to December 31, 2009. The agreement provides for a salary of RMB 2,000 (USD 286) per month with a performance bonus of up to RMB 3,000 (USD 429) per month. The employment agreement follows the PRC labor laws which include the provision of labor-related insurance, the ability of either party to terminate for cause, termination on 30 days' notice, termination without notice and the provision by Zhongxi of labor-related benefits.

Pursuant to an employment agreement between Zhongxi and Mr. Guoan Zhang dated May 1, 2007, Mr. Zhang is employed by Zhongxi as its Vice General Manager. The term of the agreement is from May 1, 2007 to April 30, 2012. The agreement provides for a salary of RMB 2,000 (USD 286) per month with a performance bonus of up to 3,000 (USD 429) per month. The employment agreement follows the PRC labor laws which include the provision of labor-related insurance, the ability of either party to terminate for cause, termination on 30 days' notice, termination without notice and the provision by Zhongxi of labor-related benefits.

Pursuant to an employment agreement between Zhongxi and Ms. Yaron Feng dated July 1, 2004, Ms. Feng is employed by Zhongxi as its Chief Financial Officer. The term of the agreement is from July 1, 2004 to December 31, 2009. The agreement provides for a salary of RMB 2,000 (USD 286) per month with a performance bonus of up to RMB 3,000 (USD 429) per month. The employment agreement follows the PRC labor laws which include the provision of labor-related insurance, the ability of either party to terminate for cause, termination on 30 days' notice, termination without notice and the provision by Zhongxi of labor-related benefits.

The Financial Service Contract entered into on May 8, 2007 between us and Judy Ye was terminated on June 1, 2008.

According to a Financial Service Contract entered into on May 14, 2008 between us and Elaine Zhao, Elaine Zhao provides financial service to us in consideration for the payment of $45,000 per year and a stock option to purchase 50,000 shares of our common stock granted upon the effective date of a registration statement of the Company’s filed with the Securities and Exchange Commission at an exercise price of $.23 per share. Ms. Zhao shall be granted an additional option to purchase 25,000 shares of our common stock each 6 months thereafter at an exercise price equal to the lower of the 30 day average stock price or the 180 day average stock price prior to the issue date. All options vest immediately and expire five years from the date of grant. The agreement may be terminated by either party with four weeks notice.

Director Compensation

The following table reflects the compensation of directors for our fiscal year ended December 31, 2007:

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Segal	0	—	—	—	—	—	0
Yarong Feng	0	—	—	—	—	—	0

We pay no compensation to the directors for serving as a director. There are no other elements of compensation paid to our directors but it is expected that in the future, we may create a remuneration and expense reimbursement plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Xi'an Zhongxi Zhengliu Transformer Factory, Ltd. has held 2 million shares or 6.25% of Zhongxi since August 24, 2004. On July 11, 2007, Xi'an Zhongxi Zhengliu Transformer Factory, Ltd. transferred 100% of its ownership interests to Zhejiaing Lvneng Electric Co., Ltd. We have received a copy of the agreement transferring such interests (Exhibit 10.23) and that agreement states that the consideration for the transfer was the payment of transfer fees by Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. As these parties are not affiliated with us, we are unaware of any other consideration for the transfer.

November 8, 2006 An Sen and Zhongxi entered into a Management Entrustment Agreement with An Sen granting An Sen the right to manage and control Zhongxi, receive the financial benefits and be exposed to the financial risks of Zhongxi. An Sen and Zhongxi share common officers and directors. As a result, the Management Entrustment Agreement was not entered into at an arm’s length basis because the parties to the agreement were related prior to the transaction and were under common control immediately thereafter.

As previously described in this prospectus under “Business - Corporate History,” our board of directors has the right to appoint the board of directors of Zhongxi and its officers and directors. The transactions described in this prospectus under “Business-Corporate History” involve officers and directors of An Sen, and Zhongxi. To understand these relationships and these transactions, you should review the discussion in this prospectus under “Business - Corporate History.”

As of June 30, 2008, the Company was owed $85,590 from two of the Company’s shareholders and directors. The advances were non interest bearing and are payable on demand.

As of June 30, 2008, the Company owed $1,456 to related parties. This balance included advances from two shareholders of the Company. The advances were non interest bearing and are payable on demand.

$90,847 was recorded as rental income received from Zhongxi Zhengliu Transformers Co., Ltd which is a former shareholder of Zhongxi for the fiscal year ended December 31, 2007.

Zhongxi is currently leasing 2,000 square meters of land from Zhongxi Zhengliu Dianlu Transformer Co., Ltd. which is a former shareholder of Zhongxi, for an annual rent of RMB 100,000 yuan ($13,477). The term of the lease runs for a period of 24 years beginning January 1, 2005. Zhongxi currently rents the factory built on the 2,000 square meters of land to Xi'an Zhongxi Zengliu Dianlu Transformer Factory, Ltd. for an annual rent of RMB 500,000 ($67,390). The term of the lease is 3 years, which expires in March 2009.

In May 2005, Zhongxi made a long-term investment in Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd (“Yan An”) to purchase 20% of equity interest for approximately $155,222 (RMB1,090,000). The equity method has been used for this investment for the six months ended June 30, 2008 and fiscal year ended December 31, 2007, respectively. Zhongxi purchased the shares of Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd from Xi'an Amorphous Alloy Science And Technology Co., Ltd. (Alloy Science) which is a related party of the Company.

On September 2, 2004, Zhongxi purchased technical know-how from Alloy Science, which is a related party of the Company, with common owners and directors for $142,406.

DESCRIPTION OF OUR SECURITIES

The following is a summary description of our capital stock and certain provisions of our Articles of Incorporation, as amended and corrected, our By-laws and of certain applicable provisions of Maryland law.

General

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share, of which 5,000,000 shares have been designated as Series A Convertible Preferred Stock and 5,000,000 shares have been designated as Blank Check Preferred Stock. As of October 28, 2008 there were 10,886,413 shares of common stock issued and outstanding and 92,500 shares of Series A Convertible Preferred Stock issued and outstanding. The following is a summary of the material terms of the common stock, the preferred stock and the outstanding warrants.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors. Holders of common stock are entitled to any dividends that may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefore subject to the prior rights, if any, of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

The Board of Directors is authorized under our Articles of Incorporation , as amended and corrected, to provide for the issuance of shares of preferred stock by resolution to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend or liquidation rights.

Series A Convertible Preferred Stock:

Reference is made to the section "Selling Stockholders - Background - Series A Convertible Preferred Stock " for a description of the material terms of the Series A Convertible Preferred Stock issued to the selling shareholders.

Warrants

The warrants entitle the holders to purchase up to the 4,021,900 of shares ("Warrant Shares") of our common stock, upon exercise of the warrant, at an exercise price of $1.00 per share. The warrants may be exercised only to the extent that a holder converts shares of Series A Convertible Preferred Stock into shares of common stock. The warrants terminate on the third anniversary of the date on which the warrants are issued.

The holders of the warrants, may not transfer, pledge or otherwise dispose of or encumber any Warrant Shares until at least 150 days following the exercise of Warrant; provided, however, immediately upon the exercise of Warrant a holder may sell, subject to applicable securities laws, up to 10% of the Warrant Shares issued to the holder upon exercise of this Warrant, after the expiration of 90 days after the exercise of Warrant a holder may sell up to 30% of the Warrant Shares issued to the holder upon exercise of this Warrant, and after the expiration of 120 days following the expiration of the exercise of the Warrant a holder may sell up to an additional 30% of the Warrant Shares issued to the holder.

The Warrants do not provide for any adjustments to the exercise price.

Registration Rights.

The holders of Series A Preferred Stock will be entitled to registration rights granting them the right to have their Warrant Shares registered in any offering by the Company of its shares of common stock for sale (except with respect to any registration of its shares issued under a employee stock incentive plan) for a period of two years after exercise, subject to limitations in the event that the Company or its underwriters believe that such inclusion will detrimentally effect the offering.

The Warrants and the Warrant Shares are not being registered for resale under this Registration Statement.

Anti-Takeover Provisions

Our Board of Directors can issue shares of "blank check" preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control. The issuance of such "blank check" preferred stock could be used to discourage a transaction involving an actual or potential change in control of us or our management, including a transaction in which our stockholders might otherwise receive a premium for their shares over then current prices.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock that we are offering under this prospectus.

EXPERTS

Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, located at 5296 S. Commerce Dr., Suite 300, Salt Lake City, Utah, have audited our financial statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing. DeHeng Law Office, located at 12th Floor, Tower B, Focus Place, No.19, Finance Street, Beijing, P.R.C. 100032, our PRC counsel, has advised us that in their opinion the Management Entrustment Agreement is legal and enforceable under the laws of the PRC. We have relied upon their opinion, given the authority of the firm as experts in the laws of the PRC.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation SK promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers from all liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their acting as our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

FINANCIAL STATEMENTS

China Power's consolidated unaudited financial statements for the six months ended June 30, 2008 and 2007, audited financial statements for the fiscal years ended December 31, 2007and 2006 together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-1.

CHINA POWER EQUIPMENT, INC.
Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

Index to Financial Statements

Page(s)

Consolidated Financial Statements

Consolidated Balance Sheets-Unaudited	F-1

Consolidated Statements of Operations and Comprehensive Income-Unaudited	F-2

Consolidated Statements of Cash Flows-Unaudited	F-3

Notes to Consolidated Financial Statements	F-4

China Power Equipment, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current Assets
Cash	$2,207,834	$1,073,895
Accounts receivable, net	1,452,778	1,724,658
Advance to suppliers	141,685	232,277
Inventory, net (Note 3)	369,696	344,750
Other receivables	112,697	123,738
Prepaid expenses	123,016	133,988
Total Current Assets	4,407,706	3,633,306

Related party receivables (Note 11)	85,590	153,696
Property, plant and equipment, net (Note 4)	3,199,764	3,054,139
Intangible assets, net (Note 6)	241,445	242,568
Long-term investment (Note 5)	1,020,078	898,445
Deposit on contract rights (Note 12)	1,309,701	1,230,500
Prepaid capital lease - related party (Note 9)	119,132	114,499
Total Assets	$10,383,416	$9,327,153

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,156,727	$1,087,476
Accrued liabilities	98,139	64,083
Salary and benefit payable	41,309	29,856
Value-added tax payable	91,485	-
Accounts payable - related party (Note 11)	1,456	177,600
Income taxes payable (Note 7)	134,208	215,555
Advance from customers	188,370	149,850
Advance from investor	-	100,000
Other current liabilities	88,305	328,469
Note payable (Note 8)	1,171,454	1,100,614
Lease payable - current portion, related party (Note 9)	1,754	1,647
Total Current Liabilities	2,973,207	3,255,150

Long-term Liabilities
Lease payable - non current portion, related party (Note 9)	118,966	111,772
Total Long-term Liabilities	118,966	111,772

Stockholders' Equity
Preferred stock: par value $0.001 per share, 10,000,000 shares authorized; 92,500 shares issued and outstanding at March 31, 2008 and December 31, 2007	93	93
Common stock: par value $0.001 per share, 100,000,000 shares authorized; 10,886,413 and 10,451,613 shares issued and outstanding at June 30, 2008 and December 31, 2007	10,886	10,452
Additional paid in capital	4,986,487	4,886,921
Statutory surplus reserve fund (Note 10)	38,629	38,629
Retained earnings	1,260,896	438,755
Accumulated other comprehensive income	994,252	585,381
Total stockholders' equity	7,291,243	5,960,231
Total Liabilities and Stockholders' Equity	$10,383,416	$9,327,153
The accompanying notes are an integral part of these financial statements.

China Power Equipment, Inc.
Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Six Months Ended,
	June 30,
	2008	2007
		Restated
Revenue, net	$4,566,249	$2,287,432
Cost of goods sold	(3,312,075)	(1,921,683)
Gross profit	1,254,174	365,749

Operating expenses:
Selling, general and administrative expenses	256,631	220,489
Bad debt expense	14,152	-
Depreciation expense	48,747	45,351
Amortization expense	16,263	11,643
Total operating expenses	335,793	277,483

Net income (loss) from operations	918,381	88,266

Other income (expenses)
Gain on investment	62,253	39,561
Other income	13,936	23,582
Other expenses	-	(528)
Interest income	2,467	1,459
Interest expense	(79,516)	-
Foreign exchange loss	(2,712)	-
Total other income	(3,572)	64,074

Net income before income taxes	914,809	152,340

Income taxes	92,668	23,061

Net income after income taxes	$822,141	$129,279

Foreign currency translation adjustment	408,871	106,280

Comprehensive income	$1,231,012	$235,559

Earnings per share - basic	$0.08	$0.01
Earnings per share - diluted	$0.06	$0.01

Weighted average common shares outstanding:
Basic	10,879,246	10,000,000
Diluted	14,901,146	10,000,000

The accompanying notes are an integral part of these financial statements.

China Power Equipment, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended,
	June 30,
	2008	2007
		Restated
Cash Flows from Operating Activities
Net income	$822,141	$129,279
Adjustments to reconcile net income to net cash:
Depreciation expense	100,691	81,169
Amortization expense	16,263	14,076
Provision of bad debts	14,152	-
Gain on investment	(62,253)	(39,561)
Changes in operating assets and liabilities:
Accounts receivable	362,897	239,713
Advance to suppliers	104,062	29,442
Inventory	(2,718)	39,841
Other receivables	18,740	(37,371)
Prepaid expenses	19,321	1,644
Accounts payable	31,123	(332,417)
Accrued liabilities	29,666	(4,176)
Deferred revenue	-	(159,375)
Salary and benefit payable	9,398	1,656
VAT tax payable	(9,824)	35,627
Income taxes payable	6,140	(77,187)
Advance from customers	28,470	304,775
Other current liabilities	(256,646)	148,283
Net cash provided by (used in) operating activities	1,231,623	375,418

Cash Flows from Investing Activities
Acquisitions of property, plant and equipment	(49,214)	(49,150)
Advances to related parties	-	(104,921)
Repayment from related parties	76,905	-
Net cash provided by (used in) investing activities	27,691	(154,071)

Cash Flows from Financing Activities
Repayment to related parties	(217,942)	-
Advance from related parties	-	2,717
Proceeds from issuing preferred stock	-	925,000
Repayment to short term loans	-	(58,215)
Net cash provided by (used in) financing activities	(217,942)	869,502

Effect of exchange rate changes on cash and cash equivalents:	92,567	(270)

Increase (decrease) in cash and cash equivalents	1,133,939	1,090,579
Cash and cash equivalents, beginning of period	1,073,895	76,210
Cash and cash equivalents, end of period	$2,207,834	$1,166,789

Supplemental disclosure of cash flow information
Interest paid in cash	$37,677	$-
Income taxes paid in cash	$89,082	$-

Non-cash investing and financing activities:
Issuance of stocks for advance from investor	$100,000	$-
The accompanying notes are an integral part of these financial statements.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

China Power Equipment, Inc. (“China Power”) was incorporated in the State of Maryland on May 17, 2006 for the purpose of acquiring an existing company with continuing operations. China Power formed An Sen (Xi’an) Power Science & Technology Co., Ltd. (“An Sen”) which was granted a license as a wholly-owned foreign enterprise in the city of Xi’an under the laws of the People’s Republic of China (“PRC”) on November 3, 2006. An Sen is a wholly-owned subsidiary of China Power and a limited liability company organized under the laws of the PRC.

On November 8, 2006, An Sen entered into a Management Entrustment Agreement (“the Agreement”) with Xi’an Amorphous Zhongxi Transformer Co., Ltd. (“Zhongxi”) whereby An Sen assumed financial and operating control over Zhongxi. In exchange for entering into this agreement, shareholders of Zhongxi were issued 9,000,000 shares of China Power common stock, resulting in a change of control of China Power. As discussed in Principles of Consolidation in Note 2, An Sen has been determined to have a controlling financial interest in Zhongxi as a result of the Agreement, allowing the accounts of Zhongxi to be consolidated with those of An Sen. Applying the rules of SFAS 141, Business Combinations, Zhongxi was determined to be the accounting acquirer and the transaction was accounted for as a reverse acquisition resulting in the recapitalization of Zhongxi. Costs and expenses incurred by China Power and An Sen were made in anticipation of the transaction with Zhongxi and have therefore been pushed down and included in the consolidated financial statements.

Zhongxi was founded in Xi’an China under the laws of the PRC on June 29, 2004, and currently manufactures more than 40 different products, including silicon steel core and amorphous alloy core transformers and cores.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include the accounts of China Power, its wholly owned subsidiary An Sen, and Zhongxi, a contractually controlled entity (together “the Company”). An Sen controls Zhongxi through the Management Entrustment Agreement dated November 8, 2006.

Under the Management Entrustment Agreement,
1. Zhongxi agrees to irrevocably entrust the right of operation management and the responsibilities and authorities of its shareholders’ meeting and the board of directors to An Sen.
2. The contents of the entrusted operation shall include but not be limited to the following:
1) An Sen shall be in charge of all aspects of Zhongxi’s operations; nominate and replace the members of Zhongxi’s board of directors, engage Zhongxi’s management staff and decide their compensation.
2) An Sen shall manage and control all the funds of Zhongxi. The account of Zhongxi shall be managed and decided solely by An Sen. The seals and signatures for such account shall be the seals and signatures of the personnel appointed and confirmed by An Sen. All the cash of Zhongxi shall be kept in this entrusted account and shall be handled through this account, including but not limited to receipt of all Zhongxi’s business income, current working capital, recovered accounts receivable, etc., and the payment of all accounts payable and operation expenses, employee salaries and asset purchases, etc.
3) All the matters of Zhongxi, including internal financial management, day-to-day operation, external contact execution and performance, tax filing and payment, change of rights and personnel, etc., shall be controlled and managed by An Sen in all aspects.
4) An Sen shall enjoy all the other responsibilities and rights enjoyed by Zhongxi’s shareholders’ meeting in accordance with the Company Law and the articles of association of Zhongxi.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

5) An Sen enjoys all the other responsibilities and rights enjoyed by Zhongxi’s board of directors.

As of November 8, 2006, the date the Management Entrustment Agreement became effective, the Company determined to consolidate the results of Zhongxi based on the criteria under Emerging Issues Task Force, or EITF, Issue No. 97-2. According to that issue, the execution of the Agreement is considered to be a business combination. Accordingly, Zhongxi was determined to be the accounting acquirer and the consolidation with China Power is considered to be a recapitalization of Zhongxi. Periods prior to the combination contain the accounts of Zhongxi and periods subsequent to the combination include the accounts of Zhongxi combined with those of China Power and An Sen. Assets and liabilities are recorded at their historical cost basis and the combination resulted in no gain, loss, or goodwill. All inter-company accounts have been eliminated in consolidation.

In concluding that the accounts of Zhongxi should be consolidated, the Company reviewed An Sen’s relationship with Zhongxi under the provisions of the Management Entrustment Agreement and determined that there was a controlling financial interest based on the criteria of EITF Issue No. 97-2 relating to the term of the Agreement; An Sen’s ability to exercise control over the operations of Zhongxi and the relationship with its employees and directors; and the fact that An Sen maintains a significant financial interest in Zhongxi.

EITF Issue No. 97-2 requires the term of the Agreement be at least the entire remaining life of Zhongxi or a period of 10 years or more. The Company determined that it met the term criteria because termination is prohibited by Zhongxi, making termination within the control of the Company.

In addition, the Company determined that the control criteria under EITF Issue No. 97-2 was met because the Agreement assigns to An Sen the charge of normal business operations as well as the ability to nominate and replace the board of directors, hire and fire management staff, and determine compensation.

Finally, the financial interest criteria under EITF Issue No. 97-2 require that An Sen be able to control the ability to sell or transfer the operations of Zhongxi and the income generated by Zhongxi. The Agreement specifically gives An Sen the responsibility of formulating plans regarding matters including merger, division, change of corporate form and dissolution of Zhongxi and assigns the income and operations of Zhongxi to An Sen.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments.

Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

Foreign Currency Translation
The functional currency of the Company is the United States dollar. The functional currency of An Sen and Zhongxi is the RMB. The reporting currency of the Company is the United States dollar.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

The financial statements of An Sen and Zhongxi are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a Component of Shareholders Equity. Foreign exchange transaction gains and losses are reflected in the income statement. During the six months ended June 30, 2008 and 2007, the foreign currency translation adjustments to the Company’s comprehensive income were $408,871 and $106,280, respectively.

Inventory
Inventories are stated at the lower of cost (first-in, first-out method) or market value. Cost has been determined using the first-in, first-out method. Inventory quantities on-hand are regularly reviewed, and where necessary, reserves for excess and unusable inventories are recorded.

Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Plant and office building	20 years
Plant machinery	10 years
Office equipment	5 years

Revenue Recognition
Revenue is recognized when product is shipped to customers and a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and cash collection is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as advance from customers. The company is subject to value added tax (VAT) withholdings and payments. Sales are recorded net of VAT.

The material terms of the Company’s revenue generating agreements include the following.

Sales contract for Amorphous Metal Distribution Transformer Core:
Payment term: the goods shall be delivered after the payment is received from the buyer.
Responsibility of any breach: if the buyer cannot pay on time, the fine for any breach should be paid by the buyer, the fine is 20% of the part of the contract not executed.
Time for quality guarantee and raising an objection: within 10 days after receiving the goods.

Sales contract for transformer:
Method, time and venue for settlement: complete the payment within one week after tested and qualified.
The ownership of goods: will be transferred upon the shipping of goods.
Seller's obligation related to the quality: warranty for one year from delivery.

Shipping Costs
The Company’s shipping and handling costs are included in Selling, general and administrative expenses. For the six months ended June 30, 2008 and 2007, the shipping costs were $8,371 and $3,360, respectively.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

Intangible and Other Long-Lived Assets
Intangibles and other long-lived assets are stated at cost, less accumulated amortization and impairments. The Company’s intangible assets are being amortized over their expected useful economic lives of 10 years.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Income Taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Accounts Receivable
Accounts receivable includes billings for the products delivered and services rendered. The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An allowance for doubtful accounts has been established in amounts of $36,886 and $20,725 at June 30, 2008 and December 31, 2007, respectively.

Recently Issued Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51" ("SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

NOTE 3– INVENTORY

Inventory consists of:

	June 30,	December 31,
	2008	2007
Raw materials	$224,493	$157,078
Work in progress	16,353	84,794
Finished goods	128,850	102,878
Less: provision for impairment loss on inventory	-	-
Total inventory	$369,696	$344,750

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of:

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

	June 30,	December 31,
	2008	2007
Plant and office building	$2,377,215	$2,233,460
Machinery and production equipment	1,522,918	1,383,928
Office equipment	3,779	3,551

Total	3,903,912	3,620,939

Less accumulated depreciation	(704,148)	(566,800)

Property, plant and equipment, net	$3,199,764	$3,054,139

The company’s fixed assets are pledged for the $1,171,454 short-term loan with bank of communication xi’an branch (see note 8).

NOTE 5 – INVESTMENT

Investment consists of:

	June 30,	December 31,
	2008	2007
20% equity interest (a)	$303,951	$225,624
Investment Deposit (b)	$716,127	$672,821
	$1,020,078	$898,445

(a) In May 2005, Zhongxi made a long-term investment in Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd (“Yan An”) to purchase 20% of equity interest for approximately $155,222 (RMB1,090,000). The equity method has been used for this investment for the six months ended June 30, 2008 and fiscal year ended December 31, 2007, respectively. Zhongxi purchased the shares of Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd from Xi'an Amorphous Alloy Science And Technology Co., Ltd. (Alloy Science) which is a related party of the Company. The balances for the investment including earnings from the investment as of June 30, 2008 and December 31, 2007 were $303,951 and $225,624, respectively. An evaluation had been performed by the company as of December 31, 2007 to ensure that the 20% of the net assets value of Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd was above its investment amount.

The following table shows the summary of income statement for Yan An Amorphous Alloy Transformer Co., Ltd for the six months ended June 30, 2008 and 2007:

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

Yan An Amorphous Alloy Transformer Co., Ltd

	Six Months Ended
	June 30, 2008	June 30, 2007
Exchange rate	7.0461	7.72999
Sales	$2,313,742	$1,815,886
Gross profit	$469,690	$368,625
Income from continuing operations	$298,940	$197,804
Net income	$298,940	$197,804
20% investment earnings	$59,788	$39,561
Exchange rate	6.8718	7.6248
Dividends received	$-	$-

Income statement items are translated at the average exchange rates for the periods; dividends received are translated at the period end exchange rates.

The following table provides the summary of balance sheet information for Yan An Amorphous Alloy Transformer Co., Ltd as of June 30, 2008 and December 31, 2007:

	June 30, 2008		December 31, 2007
	RMB	USD	RMB	USD
Total assets	26,204,553	3,813,346	23,843,745	3,259,970
Total liabilities	14,128,641	2,056,032	13,874,196	1,896,911
Net assets	12,075,912	1,757,314	9,969,549	1,363,059
Zhongxis' 20% ownership	2,415,182	351,463	1,993,910	272,612
Ending balance of investment account	2,088,694	303,952	1,650,238	225,624
Difference	326,488	47,511	343,672	46,988

The difference of $47,511 was mainly due to the discount of RMB410,000 when Alloy Science purchased the 20% of ownership in Yan An Amorphous Alloy Transformer Co., Ltd. Yan An Amorphous Alloy Transformer Co., Ltd’s registered capital was RMB7,500,000 and Alloy Science invested RMB1,090,000 (instead of RMB1,500,000) to purchase the 20% of ownership of Yan An Amorphous Alloy Transformer Co., Ltd.

The discount is amortized over 10 years, the estimated useful lives of Yan An’s equipment and machinery which are considered the hard to value assets. According to APB 18, paragraph 19 (b) “A difference between the cost of an investment and the amount of underlying equity in net assets of an investee should be accounted for as if the investee were a consolidated subsidiary.” When consolidating with Yan An, an entry would be made to reduce the depreciable value of Yan An’s hard to value fixed assets by the discount amount in order to properly allocate the consideration paid to the fair value of assets received and liabilities assumed. The reduction in the book value of the newly acquired fixed assets would result in a lower depreciation expense over the future lives of those fixed assets than that shown on the books of Yan An. Consequently, the Company would recognize income that is slightly higher than its proportionate share of Yan An’s reported income, which exactly is the effect of amortizing the discount into income over the lives of the fixed assets acquired.

The following is the shareholder’s list of Yan An Amorphous Alloy Transformer Co., Ltd as of June 30, 2008:

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

Yan An Amorphous Alloy Transformer Co., Ltd Shareholders’ List

Shareholders’ Name	# of shares	%
1 Mr. Chang Ming	4,500,000	60.0%
2 Zhongxi	1,500,000	20.0%
3 Mr. Yang Shuchen	500,000	6.7%
4 Mr. Zhao Chongxiao	500,000	6.7%
5 Mr. Wang Xinyu	500,000	6.6%
Total	7,500,000	100%

(b) On October 25 2007, Zhongxi and Xi’an Yongchun Technology Development Limited signed an agreement to cancel the lease agreement signed between both parties in May 2005 through friendly negotiation. During November 2007, Xi’an Yongchun Technology Development Limited agreed to reclassify the total amount of $716,127 (RMB4,921,079) paid by Zhongxi in May 2005 as part of investment deposit for constructing a 5,000 tons amorphous alloy center together. On July 25, 2008, a termination agreement was signed by all parties to terminate the November 2007 agreement.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets, net consists of:

	June 30,	December 31,
	2008	2007

Technical know-how	$218,283	$205,083
Amorphous Transformer Technique	116,418	109,378
Total	334,701	314,461

Less: accumulated amortization	(93,256)	(71,893)

Intangible assets, net	$241,445	$242,568

The intangible assets consist of two patents for the production technology of amorphous alloy transformers in China.

On September 2, 2004, Zhongxi purchased technical know-how from Alloy Science, which is a related party of the Company, with common owners and directors for $145,522. The technical know-how is being amortized over 10 years based on useful life estimation.

On July 24, 2004, Zhongxi purchased amorphous transformer manufacturing technology from Beijing Antai Science & Technology Co. Ltd for $116,418. The technology is being amortized over 10 years based on useful life estimation.

In April 14, 2005, Zhongxi purchased technical know-how from Xi’an Northwest Industry University Gaoshang Science & Technology Co., Ltd for $72,761. The technical know-how is being amortized over 10 years based on useful life estimation.

Estimated annual amortization expense for each of the next five years is $33,470.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

NOTE 7 – INCOME TAXES

United States
The Company was incorporated in the United States of America and is subject to U.S. tax law. No provisions for income taxes have been made as the Company has no taxable income for the six months ended June 30, 2008 and 2007, respectively. The applicable income tax rates for the Company for the six months ended June 30, 2008 and 2007 are 34%.

PRC
The Company’s China operation is subject to a PRC 33% standard enterprise income tax based on its taxable net profit. However, due to its high technology products status, the National Tax Bureau in Xi’an High-Tech Development Zone granted Zhongxi the annual tax exemptions for the years ended December 31, 2005 and 2004 and a 50% tax reduction for the years ended December 31, 2008, 2007 and 2006.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at June 30, 2008. There are no net operating loss carry forwards at June 30, 2008.

The provision for income taxes consists of the following:

	Six Months Ended June 30,
	2008	2007
Current tax
- PRC	$92,668	$23,061
- Deferral tax provision	-	-

Total	$92,668	$23,061

NOTE 8 – NOTE PAYABLE

On June 28, 2007, the Company renewed the loan agreement with Bank of Communication Xi’an Branch to borrow $1,113,245 (RMB7,650,000) at a stated annual interest rate of 7.884% expiring June 27, 2008. The loan was secured by the Company’s production equipment and office building of Xi’an’s Dongdian Development Co., Ltd and was paid off in August 2008.

On December 28, 2006, the Company signed a loan agreement with Xi’an New City District Science & Technology Bureau to borrow approximately $58,209 (RMB400,000) at 4% stated annual interest rate. The agreement commenced on December 28, 2006 and expired on December 27, 2007. The company extended this loan for one year until December 27, 2008.

Future minimum principal payments are as follows:

For the Year Ended December 31:
2008	$1,171,454
Total	$1,171,454

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

NOTE 9– CAPITAL LEASES

The Company is currently leasing a factory from Zhongxi Zhengliu Dianlu Transformer Co., Ltd which is a former shareholder of Zhongxi. The term of the lease runs for a period of 24 years beginning January 1, 2005. The lease agreement contains ownership transfer terms at the end of the lease and calls for annual rent payments in the amount of approximately $1,754 for the year ended December 31, 2008 and annual rent payments are expected to increase every year by at least 10% until the expiration of the agreement.

As the result, approximately $117,709 was recorded as leased assets on January 1, 2005 when the lease commenced based on the 10% of discounted factor. The lease was classified as a finance lease since a majority of the useful life would be used by the Company and the lease agreement contained a bargain purchase option. The net leased asset account was $119,132 and $114,499 as of June 30, 2008 and December 31, 2007, respectively.

Future minimum lease payments are as follows based on the 10% of discounted factor:

For the Year Ended December 31:
2008	$1,754
2009	1,939
2010	2,145
2011	2,372
Thereafter	112,510
Less Current Portion	(1,754)
Long Term Portion	$118,966

Note 10 – STATUTORY SURPLUS RESERVE AND STATUTORY COMMON WELFARE FUND

As stipulated by the new Corporate Law of the PRC effective on January 1, 2006, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	making up cumulative prior years’ losses, if any;

ii.
allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.	allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

The Company has appropriated $38,629 as reserve for the statutory surplus reserve requirement as of June 30, 2008 and December 31, 2007.

In the Company’s consolidated retained earnings, the amounts representing undistributed earnings of its equity method investment, Yan An Amorphous Alloy Transformer Co., Ltd were $122,802 and $62,358 as of June 30, 2008 and December 31, 2007, respectively.

NOTE 11 – RELATED PARTY TRANSACTIONS

Related Party Balance as of June 30, 2008
As of June 30, 2008, the Company was owed $85,590 from two of the Company’s shareholders and directors. The advances were non interest bearing and are payable on demand.

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

As of June 30, 2008, the Company owed $1,456 to related parties. This balance included $728 owed to An Sen, and advances of $728 from two shareholders of the Company. The advances were non interest bearing and are payable on demand.

Related Party Balance as of December 31, 2007
As of December 31, 2007, the Company was owed $153,696 from four of the Company’s shareholders and directors. This balance included a receivable of $96,973 from Mr. Song Yongxing, the CEO of the company of which $91,604 represents a dividend distribution from the Company’s 20% equity investment that was directly paid to him during the fiscal year ended December 31, 2007. The advances were non interest bearing and are payable on demand.

As of December 31, 2007, the Company owed $177,600 to Zhongxi Zhengliu Dianlu Transformer Co., Ltd, a former shareholder of Zhongxi. The advances were non interest bearing and are payable on demand.

Related party transactions

$90,847 was recorded as rental income received from Zhongxi Zhengliu Transformers Co., Ltd which is a former shareholder of Zhongxi for the fiscal years ended December 31, 2007.

Names and relationship of related parties	Existing relationships with the Company

Zhongxi Zhengliu Dianlu Transformer Co., Ltd	A former shareholder of Zhongxi

Mr. Song Yong Xing	A shareholder and officer of the company

Mr. Xu Zewei	A shareholder of the company

Mr. Zhang Wei	A shareholder of the company

Ms. Feng Yarong	A shareholder of the company

Mr. Yu Xinzheng	A shareholder of the company

November 8, 2006 An Sen and Zhongxi entered into a Management Entrustment Agreement with Zhongxi granting An Sen the right to manage and control Zhongxi, receive the financial benefits and be exposed to the financial risks of Zhongxi. An Sen and Zhongxi share common officers and directors. As a result, the Management Entrustment Agreement was not entered into at an arm’s length basis because the parties to the agreement are under common control.

NOTE 12 – CONTRACT RIGHTS DEPOSIT

The contract right was purchased from Beijing Antai Science & Technology Co., Ltd for $1,309,701 (RMB9,000,000) to guarantee the supply of amorphous raw material for 3 years starting from the first date of supplying raw material. The company conducted the evaluation for the impairment of the asset and there is no impairment needed to be recorded as of the date of evaluation. The contract rights deposit expected to be amortized in 3 years starting from the date of purchasing of raw materials from Beijing Antai Science & Technology Co., Ltd.

NOTE 13 – RECLASSIFICATION

Certain amounts in the prior year have been reclassified to conform to the current year’s presentation.

NOTE 14 – STOCKHOLDERS’ EQUITY

Preferred Stock
As of December 31, 2007, the Company raised $925,000 in a private placement of our Series A Convertible Preferred Stock at a purchase price of $10.00 per share which we issued together with an aggregate of 4,021,900 warrants to purchase our common stock at a purchase price of $1.00 per share.

Liquidation Preference of Preferred Stock
In case of the liquidation, the Preferred Stockholders are entitled to receive $10 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

The Warrants
The warrants entitle the holders to purchase up to the number of shares of Common Stock convertible from Series A Convertible Preferred Stock, an aggregate of 4,021,900 shares, at an exercise price of $1.00 per share. The warrants terminate on the third anniversary of the date on which the Warrants are issued.

Common Stock
As of June 30, 2008 the Company has 100,000,000 shares of common stock authorized and 10,886,413 shares issued and outstanding at par value $0.001 per share.

In January 2008, The Company issued 434,800 shares of Common Stock and Warrants to purchase 434,800 shares of common stock with an exercise price of $ 1.00 per share at the option of the Purchaser to one investor for $100,000. The $100,000 was received from the investor before the year ended December 31, 2007

NOTE 15 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share of common stock:

	Six Months Ended
	June 30,
	2008	2007

Basic net income per share:
Numerator:
Net income used in computing basic net income per share	$822,141	$129,279

Denominator:
Weighted average common shares outstanding	10,879,246	10,000,000
Basic net income per share	$0.08	$0.01

Diluted net income per share:
Numerator:
Net income used in computing diluted net income per share	$822,141	$129,279

Denominator:
Weighted average common shares outstanding	10,879,246	10,000,000
Weighted average common shares equivalents:
Convertible preferred stocks	4,021,900	-
Shares used in computing diluted net income per share	14,901,146	10,000,000
Diluted net income per share	$0.06	$0.01

CHINA POWER EQUIPMENT, INC.
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2008 and 2007

NOTE 16 – SUBSEQUENT EVENT

On July 25, 2008, a termination agreement was signed by all parties to terminate the November 11, 2007 agreement that Zhongxi signed with Xi’an Yongchun Technology Development Limited, Zhejiang Lvneng Electronic Co., Ltd, and Xinzhi Chai to construct a 5,000 tons amorphous alloy center together. The termination was due to the failure of capital injection by the other three parties in a timely matter.

NOTE 17 –  RESTATEMENT

Subsequent to the issuance of the consolidated financial statements for the six months ended June 30, 2007, the Company determined that certain error existed in the Consolidated Statements of Operations and Comprehensive Income and the Consolidated Statements of Cash Flows with respect to gain on investment and other income classification. Originally, certain other income was recorded as dividend received on the long-term investment and certain small amount of other income was included in the gain on investment. The Company reclassified those other incomes into sub-caption “Other income” included in other income (expenses). Accordingly, the gain on investment was included in operating activities and the decrease in long-term investment was deleted from the investing activities. These changes in the statement of cash flows had no impact on the total net cash flows reported for the period presented. Previously reported amounts compared with restated amounts are included in the following table.

China Power Equipment, Inc.
Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Six Months Ended,
	June 30,
	2007	2007
	Restated	Original
Revenue, net	$2,287,432	$2,287,432
Cost of goods sold	(1,921,683)	(1,921,683)
Gross profit	365,749	365,749

Operating expenses:
Selling, general and administrative expenses	220,489	220,489
Depreciation expense	45,351	45,351
Amortization expense	11,643	11,643
Total operating expenses	277,483	277,483

Net income (loss) from operations	88,266	88,266

Other income (expenses)
Gain on investment	39,561	39,857
Other income	23,582	-
Other expenses	(528)	(528)
Interest income	1,459	1,459
Total other income	64,074	40,788

Net income before income taxes	152,340	129,054

Income taxes	23,061	23,061

Net income after income taxes	$129,279	$105,993

Foreign currency translation adjustment	106,280	105,959

Comprehensive income	$235,559	$211,952

Earnings per share - basic	$0.01	$0.01
Earnings per share - diluted	$0.01	$0.01

Weighted average common shares outstanding:
Basic	10,000,000	10,000,000
Diluted	10,000,000	10,000,000

China Power Equipment, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended,
	June 30,
	2007	2007
	Restated	Original
Cash Flows from Operating Activities
Net income	$129,279	$105,993
Adjustments to reconcile net income to net cash:
Depreciation expense	81,169	81,169
Amortization expense	14,076	14,076
Gain on investment	(39,561)	-
Changes in operating assets and liabilities:
Accounts receivable	239,713	239,713
Advance to suppliers	29,442	29,442
Inventory	39,841	39,841
Other receivables	(37,371)	(37,371)
Prepaid expenses	1,644	1,644
Accounts payable	(332,417)	(332,417)
Accrued liabilities	(4,176)	(4,176)
Deferred revenue	(159,375)	(159,375)
Salary and benefit payable	1,656	1,656
VAT tax payable	35,627	35,627
Income taxes payable	(77,187)	(77,187)
Advance from customers	304,775	304,775
Other current liabilities	148,283	148,283
Net cash provided by (used in) operating activities	375,418	391,693

Cash Flows from Investing Activities
Acquisitions of property, plant and equipment	(49,150)	(49,150)
Advances to related parties	(104,921)	(104,921)
Long term investments	-	(16,275)
Net cash provided by (used in) investing activities	(154,071)	(170,346)

Cash Flows from Financing Activities
Advance from related parties	2,717	2,717
Proceeds from issuing preferred stock	925,000	925,000
Repayment to short term loans	(58,215)	(58,215)
Net cash provided by (used in) financing activities	869,502	869,502

Effect of exchange rate changes on cash and cash equivalents:	(270)	(270)

Increase (decrease) in cash and cash equivalents	1,090,579	1,090,579
Cash and cash equivalents, beginning of period	76,210	76,210
Cash and cash equivalents, end of period	$1,166,789	$1,166,789

Supplemental disclosure of cash flow information
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-

China Power Equipment, Inc.
Audited Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King’s Road
North Point, Hong Kong

www.cpaone.net

Report of Independent Registered Public Accounting Firm

To the Audit Committee/Board of Directors Stockholders of
China Power Equipment, Inc.
Xi’an, People’s Republic of China

We have audited the consolidated balance sheets of China Power Equipment, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Power Equipment, Inc. as of December 31, 2007 and 2006, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Since our previous report dated April 23, 2008, it was determined that the financial statements needed restatement to make corrections as described in note 16.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

April 23, 2008, except for note 16 which is dated July 15, 2008.

China Power Equipment, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
Assets
Current Assets
Cash	$1,073,895	$76,210
Accounts receivable, net	1,724,658	1,747,363
Advance to suppliers	232,277	247,776
Inventory, net (Note 3)	344,750	770,853
Other receivables	123,738	84,097
Prepaid expenses	133,988	102,710
Total Current Assets	3,633,306	3,029,009

Related party receivables (Note 11)	153,696	157,426
Property, plant and equipment, net (Note 4)	3,054,139	2,561,504
Intangible assets, net (Note 6)	242,568	188,680
Long-term investment (Note 5)	898,445	852,575
Deposit on contract rights (Note 12)	1,230,500	1,151,263
Prepaid capital lease - related party (Note 9)	114,499	111,938
Total Assets	$9,327,153	$8,052,395

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,087,476	$1,004,135
Accrued liabilities	64,083	74,748
Salary and benefit payable	29,856	28,915
Sales taxes payable	0	53,382
Accounts payable - related party (Note 11)	177,600	52,322
Income taxes payable (Note 7)	215,555	98,816
Advance from customers	149,850	60,888
Advance from investor	100,000	0
Other current liabilities	328,469	64,048
Note payable (Note 8)	1,100,614	2,187,400
Lease payable - current portion, related party (Note 9)	1,647	1,394
Total Current Liabilities	3,255,150	3,626,048

Long-term Liabilities
Lease payable - non current portion, related party (Note 9)	111,772	106,116
Total Long-term Liabilities	111,772	106,116

Stockholders' Equity
Preferred stock: par value $0.001 per share, 10,000,000 shares authorized; 92,500 and zero shares issued outstanding at December 31, 2007 and 2006	93	0
Common stock: par value $0.001 per share, 100,000,000 shares authorized; 10,451,613 and 10,000,000 shares issued and outstanding at December 31, 2007 and 2006	10,452	10,000
Additional paid in capital	4,886,921	3,858,595
Statutory surplus reserve fund (Note 10)	38,629	12,416
Retained earnings	438,755	202,834
Accumulated other comprehensive income	585,381	236,386
Total stockholders' equity	5,960,231	4,320,231
Total Liabilities and Stockholders' Equity	$9,327,153	$8,052,395

The accompanying notes are an integral part of these financial statements.

China Power Equipment, Inc.
Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended,
	December 31,
	2007	2006
	Restated

Revenue, net	$6,665,678	$3,092,604
Cost of goods sold	(5,465,383)	(2,412,266)
Gross profit	1,200,295	680,338

Operating expenses:
Selling, general and administrative expenses	777,492	206,015
Bad debt expense (recovery)	(113,948)	79,189
Depreciation expense	80,539	69,630
Amortization expense	31,304	22,551
Total operating expenses	775,387	377,385

Net income (loss) from operations	424,908	302,953

Other income (expenses)
Gain on investment	75,658	69,811
Other income	114,778	132,236
Other expense	(135)	-
Interest income	8,102	19,974
Interest expense	(227,630)	(197,611)
Total other income	(29,227)	24,410

Net income before income taxes	395,681	327,363

Income taxes	133,547	96,781

Net income after income taxes	$262,134	$230,582

Foreign currency translation adjustment	348,995	134,322

Comprehensive income	$611,129	$364,904

Weighted average common shares outstanding:
Basic	10,063,102	10,000,000
Diluted	12,462,081	10,000,000

EPS - basic	$0.03	$0.02

EPS - diluted	$0.02	$0.02

The accompanying notes are an integral part of these financial statements

China Power Equipment, Inc.
Consolidated Statement of Stockholders' Equity
For the Years Ended December 31, 2007 and 2006

								Accumulated
					Additional	Retained	Statutory	Other	Total
	Preferred Stock		Common Stock		Paid-in	Earnings	Surplus	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Reserve	Income	Equity

Balance, December 31, 2005	-	-	10,000,000	$10,000	$3,858,595	($15,332)	$0	$102,064	$3,955,327

Statutory reserve	-	-	-	-	-	(12,416)	12,416	-	-
Comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	-	134,322	134,322
Net income	-	-	-	-	-	230,582	-	-	230,582
Balance, December 31, 2006	-	$-	10,000,000	$10,000	$3,858,595	$202,834	$12,416	$236,386	$4,320,231

Preferred stock, par value $0.001	92,500	93			924,907				925,000
Common stock, par value $0.001 issurance for consulting service			451,613	452	103,419				103,871
Statutory reserve						(26,213)	26,213		0
Comprehensive income:
Foreign currency translation adjustment								348,995	348,995
Net income						262,134			262,134
Balance, December 31, 2007	92,500	$93	10,451,613	$10,452	$4,886,921	$438,755	$38,629	$585,381	$5,960,231

The accompanying notes are an integral part of these financial statements

China Power Equipment, Inc.
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2007	2006
Cash Flows from Operating Activities
Net income for the year	$262,134	$230,582
Adjustments to reconcile net income to net cash
Depreciation expense	168,630	157,214
Amortization expense	31,304	22,551
Issued common stock for consulting services	103,871	-
Provision of bad debts	-	79,189
Gain on investment	(75,659)	(69,811)
Inventory impairment	(1,745)	-
Changes in operating assets and liabilities:
Accounts receivable	137,282	(1,152,785)
Advance to suppliers	31,257	(230,896)
Inventory	461,835	468,845
Other receivables	(32,506)	48,539
Prepaid expenses	(23,245)	(12,069)
Accounts payable	13,902	248,195
Accrued liabilities	(16,188)	46,214
Salary and benefit payable	-	10,216
Sales taxes payable	(54,786)	52,283
Income taxes payable	105,564	96,781
Advance from customers	81,399	(357,929)
Other current liabilities	249,335	(34,610)
Net cash provided by (used in) operating activities	1,442,384	(397,491)

Cash Flows from Investing Activities
Property, plant and equipment purchased	(472,379)	(85,441)
Advances to shareholders	(181,494)	(449)
Payments received from shareholders	-	1,254
Advance to related parties	-	(6,383)
Payment received from related parties	-	287,995
Long term investments	-	68,655
Intangible assets	(65,641)	-
Net cash provided by (used in) investing activities	(719,514)	265,631

Cash Flows from Financing Activities
Principal payments on capital lease	(1,430)	(1,220)
Proceeds from shareholders advances	400,272	50,618
Advance from investors	100,000	-
Proceeds from issuing preferred stock	925,000	-
Proceeds from short term loans	-	12,528
Payments to short term loans	(1,188,101)	-
Net cash provided by financing activities	235,741	61,926

Increase (decrease) in cash and cash equivalents	958,611	(69,934)
Effect of exchange rate changes on cash and cash equivalents:	39,075	3,202
Cash and cash equivalents, beginning of period	76,210	142,942
Cash and cash equivalents, end of period	$1,073,896	$76,210

Supplemental disclosure of cash flow information
Interest paid in cash	$227,630	$197,611
Income taxes paid in cash	$-	$-
Non-cash investing and financing activities:
Investment distribution from investee that was distributed to shareholder directly	$87,959	$-

The accompanying notes are an integral part of these financial statements

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

China Power Equipment, Inc. (“China Power”) was incorporated in the State of Maryland on May 17, 2006 for the purpose of acquiring an existing company with continuing operations. China Power formed An Sen (Xi’an) Power Science & Technology Co., Ltd. (“An Sen”) which was granted a license as a wholly-owned foreign enterprise in the city of Xi’an under the laws of the People’s Republic of China (“PRC”) on November 3, 2006. An Sen is a wholly-owned subsidiary of China Power and a limited liability company organized under the laws of the PRC.

On November 8, 2006, An Sen entered into a Management Entrustment Agreement (“the Agreement”) with Xi’an Amorphous Zhongxi Transformer Co., Ltd. (“Zhongxi”) whereby An Sen assumed financial and operating control over Zhongxi. In exchange for entering into this agreement, shareholders of Zhongxi were issued 9,000,000 shares of China Power common stock, resulting in a change of control of China Power. As discussed in Principles of Consolidation in Note 2, An Sen has been determined to have a controlling financial interest in Zhongxi as a result of the Agreement, allowing the accounts of Zhongxi to be consolidated with those of An Sen. Applying the rules of SFAS 141, Business Combinations, Zhongxi was determined to be the accounting acquirer and the transaction was accounted for as a reverse acquisition resulting in the recapitalization of Zhongxi. Costs and expenses incurred by China Power and An Sen were made in anticipation of the transaction with Zhongxi and have therefore been pushed down and included in the consolidated financial statements.

Zhongxi was founded in Xi’an China under the laws of the PRC on June 29, 2004, and currently manufactures more than 40 different products, including silicon steel core and amorphous alloy core transformers and cores.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and include the accounts of China Power, it’s wholly owned subsidiary An Sen, and Zhongxi, a contractually controlled entity (together “the Company”). An Sen controls Zhongxi through the Management Entrust Agreement dated November 8, 2006.

Under the Management Entrust Agreement,
1. Zhongxi agrees to irrevocably entrust the right of operation management and the responsibilities and authorities of its shareholders’ meeting and the board of directors to An Sen.
2. The contents of the entrusted operation shall include but not limited to the following:
1) An Sen shall be in charge of all aspects of Zhongxi’s operations; nominate and replace the members of Zhongxi’s board of directors, engage Zhongxi’s management staff and decide their compensation.
2) An Sen shall manage and control all the funds of Zhongxi. The account of Zhongxi shall be managed and decided solely by An Sen. The seals and signatures for such account shall be the seals and signatures of the personnel appointed and confirmed by An Sen. All the cash of Zhongxi shall be kept in this entrusted account shall be handled through this account, including but not limited to receipt of all Zhongxi’s business income, current working capital, recovered account receivables, etc., and the payment of all account payables and operation expenses, employee salaries and asset purchases, etc.
3) All the matters of Zhongxi, including internal financial management, day-to-day operation, external contact execution and performance, tax filing and payment, change of rights and personnel, etc., shall be controlled and managed by An Sen in all aspects.
4) An Sen shall enjoy all the other responsibilities and rights enjoyed by Zhongxi’s shareholders’ meeting in accordance with the Company Law and the articles of association of Zhongxi.

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

5) An Sen enjoys all the other responsibilities and rights enjoyed by Zhongxi’s board of directors.

As of November 8, 2006, the date the Management Entrust Agreement became effective, the Company determined to consolidate the results of Zhongxi based on the criteria under Emerging Issues Task Force, or EITF, Issue No. 97-2. According to that issue, the execution of the Agreement is considered to be a business combination. Accordingly, Zhongxi was determined to be the accounting acquirer and the consolidation with China Power is considered to be a recapitalization of Zhongxi. Periods prior to the combination contain the accounts of Zhongxi and periods subsequent to the combination include the accounts of Zhongxi combined with those of China Power and An Sen. Assets and liabilities are recorded at their historical cost basis and the combination resulted in no gain, loss, or goodwill. All inter-company accounts have been eliminated in consolidation.

In concluding that the accounts of Zhongxi should be consolidated, the Company reviewed An Sen’s relationship with Zhongxi under the provisions of the Management Entrustment Agreement and determined that there was a controlling financial interest based on the criteria of EITF Issue No. 97-2 relating to the term of the Agreement; An Sen’s ability to exercise control over the operations of Zhongxi and the relationship with its employees and directors; and the fact that An Sen maintains a significant financial interest in Zhongxi.

EITF Issue No. 97-2 requires the term of the Agreement be at least the entire remaining life of Zhongxi or a period of 10 years or more. The Company determined that it met the term criteria because termination is prohibited by Zhongxi, making termination within the control of the Company.

In addition, the Company determined that the control criteria under EITF Issue No. 97-2 was met because the Agreement assigns to An Sen the charge of normal business operations as well as the ability to nominate and replace the board of directors, hire and fire management staff, and determine compensation.

Finally, the financial interest criteria under EITF Issue No. 97-2 require that An Sen be able to control the ability to sell or transfer the operations of Zhongxi and the income generated by Zhongxi. The Agreement specifically gives An Sen the responsibility of formulating plans regarding matters including merger, division, change of corporate form and dissolution of Zhongxi and assigns the income and operations of Zhongxi to An Sen.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments.

Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

Foreign Currency Translation
The functional currency of the Company is the United States dollar. The functional currency of An Sen and Zhongxi is the RMB. The reporting currency of the Company is the United States dollar.

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

The Company’s assets and liabilities are translated into United States dollars at the period-end exchange rates of 7.3141 RMB and 7.8175 RMB to $1 at December 31, 2007, and 2006, respectively. Revenues and expenses are translated into United States dollars at weighted average exchange rates of 7.6172 RMB and 7.9819 RMB to $1 for the years ended December 31, 2007 and 2006, respectively. Equity transactions were translated using historical rates. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

Inventory
Inventories are stated at the lower of cost (first-in, first-out method) or market value. Cost has been determined using the first-in, first-out method. Inventory quantities on-hand is regularly reviewed, and where necessary, reserves for excess and unusable inventories are recorded.

Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Plant and office building	20 years
Plant machinery	10 years
Office equipment	5 years

Revenue Recognition
Revenue is recognized when product is shipped to customers and a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and cash collection is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as advance from customers. The company is subject to value added tax (VAT) withholdings and payments. Sales are recorded net of VAT.

Prior to January 1, 2007, the Company granted customers the extended payment term that allowed customers to defer the payment of 10% of sales amount for up to one year after delivery. As the extended payment term did not raise uncertainty on customer acceptance, sales with the extended payment term were recognized as revenue in the same way as sales without the extended payment term, i.e. revenue is recognized when all of the relevant criteria for revenue recognition are met.

The material terms of the Company’s revenue generating agreements include the followings.

Sales contract for Amorphous Metal Distribution Transformer Core:
Payment term: the goods shall be delivered after the payment was received from the buyer.

Responsibility of any breach: if the buyer cannot pay on time, the fine for any breach should be paid by the buyer, the fine is 20% of the part of the contract not executed.

Time for quality guarantee and raising an objection: within 10 days after receiving the goods.

Starting on 1/1/2007, Sales contract for transformer:
Method, time and venue for settlement: complete the payment within one week after tested and qualified.

The ownership of goods: will be transferred upon the shipping of goods.

Seller's obligation related to the quality: warranty for one year from delivery.

Prior to 1/1/2007, Sales contract for transformer:
Method and time for settlement: prepay 30% of total amount in cash, 60% payment need to be paid after receiving the goods, and the balance need to be paid within one year.

Seller's obligation related to the quality: warranty for one year from delivery.

Intangible and Other Long-Lived Assets
Intangibles and other long-lived assets are stated at cost, less accumulated amortization and impairments. The Company’s intangible assets are being amortized over their expected useful economic life of 10 years.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Income Taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Accounts Receivable
Accounts receivable includes billings for the products delivered and services rendered. The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An allowance for doubtful accounts has been established in amounts of $20,725 and $130,418 at December 31, 2007 and 2006, respectively.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51" ("SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115”. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company expects that the Statement will have no material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157,“Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

NOTE 3- INVENTORY

Inventory consists of:

	December 31,
	2007	2006

Raw materials	$157,078	$502,456
Work in progress	84,794	35,682
Finished goods	102,878	234,413
Less: provision for impairment loss on inventory	-	(1,698)
Total inventory	$344,750	$770,853

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of:

	December 31,
	2007	2006

Plant and office building	$2,233,460	$2,145,819
Machinery and production equipment	1,383,928	781,475
Office equipment	3,551	202

Total	3,620,939	2,927,496

Less accumulated depreciation	(566,800)	(365,992)

Property, plant and equipment, net	$3,054,139	$2,561,504

The Company’s fixed assets are pledged for the $1,100,614 short-term loan with Bank of Communication Xi’an Branch (see Note 8).

NOTE 5 - INVESTMENT

Investment consists of:

	2007	2006
20% equity interest (a)	$225,624	$223,080
Investment Deposit (b)	$672,821	$629,495
	$898,445	$852,575

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

(a) In May 2005, the Company made a long-term investment in Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd (“Yan An”) to purchase 20% of equity interest for approximately $135,011 (RMB1,090,000). The equity method has been used for this investment for fiscal years ended December 31, 2007 and 2006, respectively. The Company purchased the shares of Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd from Xi'an Amorphous Alloy Science And Technology Co., Ltd. (Alloy Science) which is a related party of the Company. The balances for the investment including earnings from the investment as of December 31, 2007 and 2006 were $225,624 and $223,080, respectively. An evaluation had been performed by the company as of December 31, 2007 to ensure that the 20% of the net assets value of Shaanxi Yan An Amorphous Alloy Transformer Co., Ltd was above its investment amount.

The following table shows the summary of income statement for Yan An Amorphous Alloy Transformer Co., Ltd for the fiscal year end December 31, 2007 and 2006:

Yan An Amorphous Alloy Transformer Co., Ltd

	2007	2006
Exchange rate	7.6172	7.9819
Sales	$3,943,284	$3,553,638
Gross profit	$886,453	$842,212
Income from continuing operations	$378,293	$349,055
Net income	$378,293	$349,055
20% investment earnings	$75,659	$69,811
Exchange rate	7.3141	7.8175
Dividends received	$91,604	$70,099

The following table provides the summary of balance sheet information for Yan An Amorphous Alloy Transformer Co., Ltd as of December 31, 2007::

Yan An Amorphous Alloy Transformer Co., Ltd

	December 31, 2007		December 31, 2006
	RMB	USD	RMB	USD
Total assets as of December 31, 2007 and 2006	23,843,745	3,259,970	22,953,590	2,936,180
Total liabilities as of December 31, 2007 and 2006	13,874,196	1,896,911	12,515,575	1,600,969
Net assets as of December 31, 2007 and 2006	9,969,549	1,363,059	10,438,015	1,335,211
Zhongxis' 20% ownership	1,993,910	272,612	2,087,603	267,042
Ending balance of investment account as of December 31, 2007 and 2006	1,650,238	225,624	1,743,931	223,080
Difference	343,672	46,988

The difference of $46,988 was mainly due to the discount of RMB410,000 when Alloy Science purchased the 20% of ownership in Yan An Amorphous Alloy Transformer Co., Ltd. Yan An Amorphous Alloy Transformer Co., Ltd’s registered capital was RMB7,500,000 and Alloy Science invested RMB1,090,000 (instead of RMB1,500,000) to purchase the 20% of ownership of Yan An Amorphous Alloy Transformer Co., Ltd.

According to APB 18, paragraph 19 (b) “A difference between the cost of an investment and the amount of underlying equity in net assets of an investee should be accounted for as if the investee were a consolidated subsidiary.” When consolidating with Yan An, an entry will be made to reduce the depreciable value of Yan An’s fixed assets in order to properly allocate the consideration paid to the fair value of assets received and liabilities assumed. The reduction in the book value of the newly acquired fixed assets will result in a lower depreciation expense over the future lives of those fixed assets than that shown on the books of Yan An. Consequently, the Company will recognize income that is slightly higher than its proportionate share of Yan An’s reported income, which will have the effect of amortizing the discount into income over the lives of the fixed assets acquired. The effect of this amortization on the Company’s financial statements is insignificant for the periods presented.

The following is the shareholder’s list of Yan An Amorphous Alloy Transformer Co., Ltd as of December 31, 2007:

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

Yan An Amorphous Alloy Transformer Co., Ltd’s Shareholders’ List

Shareholders’ Name	# of shares	%
1 Mr. Chang Ming	4,500,000	60%
2 Zhongxi	1,500,000	20%
3 Mr. Yang Shuchen	500,000	6.7%
4 Mr. Zhao Chongxiao	500,000	6.7%
5 Mr. Wang Xinyu	500,000	6.6%
Total	7,500,000	100%

(b) On October 25 2007, the company and Xi’an Yongchun Technology Development Limited signed an agreement to cancel the lease agreement signed between both parties in May 2005 through friendly negotiation. During November 2007, Xi’an Yongchun Technology Development Limited agreed to reclassify the total amount of $672,821 (RMB4,921,079) paid by the company in May 2005 as part of investment deposit for constructing a 5,000 tons amorphous alloy center together.

On November 11, 2007, the company signed an agreement with Xi’an Yongchun Technology Development Limited, Zhejiang Lvneng Electronic Co., Ltd, and Xinzhi Chai to construct a 5,000 tons amorphous alloy center together. The total investment for the project will be $4,101,611 (RMB30,000,000). The company will invest RMB15,000,000 and will be entitled for 50% of the ownership of the investment.

As of the result of the above agreements, the company reclassified prepaid lease of $629,495 in fiscal year ended December 31, 2006 to investment account. Please also see note 13.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets, net consists of:

	December 31,
	2007	2006

Technical know-how	$205,083	$127,918
Amorphous Transformer Technique	109,378	102,335
Total	314,461	230,253

Less: accumulated amortization	(71,893)	(41,573)

Intangible assets, net	$242,568	$188,680

The intangible assets consist of two patents for the production technology of amorphous alloy transformers in China.

On September 2, 2004, Zhongxi purchased technical know-how from Alloy Science, which is a related party of the Company, with common owners and directors for $127,918. The technical know-how is being amortized over 10 years based on useful life estimation.

On July 24, 2004, Zhongxi purchased amorphous transformer manufacturing technology from Beijing Antai Science & Technology Co. Ltd for $102,335. The technology is being amortized over 10 years based on useful life estimation.

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

In April 14, 2005, Zhongxi purchased technical know-how from Xi’an Northwest Industry University Gaoshang Science & Technology Co., Ltd for $68,361. The technical know-how is being amortized over 10 years based on useful life estimation.

Estimated annual amortization expense for each of the next five years is $32,000.

NOTE 7 - INCOME TAXES

United States
The Company was incorporated in the United States of America and is subject to U.S. tax law. No provisions for income taxes have been made as the Company has no taxable income for the years ended December 31, 2007 and 2006, respectively. The applicable income tax rates for the Company for the years ended December 31, 2007 and 2006 are 34%.

PRC
The Company’s China Operation is subject to a PRC 33% standard enterprise income tax based on its taxable net profit. However, due to its high technology products status, the National Tax Bureau in Xi’an High-Tech Development Zone granted Zhongxi the annual exemptions for the years ended December 31, 2005 and 2004 and a 50% tax reduction for the years ended December 31, 2008, 2007 and 2006.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at December 31, 2007. There are no net operating loss carry forwards at December 31, 2007.

The provision for income taxes consists of the following:

	2007	2006
Current tax
- PRC	$133,547	$96,781
- Deferral tax provision

Total	$133,547	$96,781

NOTE 8 - NOTE PAYABLE

On June 28, 2007, the Company renewed the loan agreement with Bank of Communication Xi’an Branch to borrow $1,045,925 (RMB7,650,000) at a stated annual interest rate of 7.884% expiring June 27, 2008. The loan was secured by the Company’s production equipment and office building of Xi’an’s Dongdian Development Co., Ltd.

On September 2, 2005, the Company signed a loan agreement with Bank of Communication Xi’an Branch to borrow $1,023,345 at a stated annual interest rate of 6.264% commencing on September 2, 2005 and expiring May 24, 2006. The loan had been extended on September 27, 2006 to expire March 24, 2007. The loan was secured by the Company’s production equipment and office building of Xi’an’s Dongdian Development Co., Ltd. On November 22, 2006, the Company made a $38,375 principal repayment on the loan and entered into another agreement to extend the agreement to May 24, 2007 with the same interest rate and guarantor.

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

On December 28, 2006, the Company signed a loan agreement with Xi’an New City District Science & Technology Bureau to borrow approximately $54,689 (RMB400,000) at 4% stated annual interest rate. The agreement commenced December 28, 2006 and expired December 27, 2007. The company extended this loan for one year until December 27, 2008.

On June 29, 2005, the Company signed a one year loan agreement with Xi’an City Commercial Bank to borrow $1,151,263 at a stated annual interest rate of 10.6%. The agreement commenced on the date of signing and expired on June 28, 2006. The loan was guaranteed for the next two years by Xi’an Yaseng Development Co., Ltd, Xi’an Fulong Technology Co., Ltd, and Alloy Science.  Alloy Science is a related party to the Company (see note 11). On November 28, 2006, this loan was extended until November 28, 2007 with the same interest rate and guarantor. The Company paid off this loan on November 27, 2007.

Future minimum principal payments are as follows:

For the Year Ended December 31:

2008	$1,100,614
Total	$1,100,614

NOTE 9- CAPITAL LEASES

The Company is currently leasing a factory from Zhongxi Zhengliu Transformer Co., Ltd which was a former shareholder of Zhongxi. The term of the lease runs for a period of 24 years beginning January 1, 2005. The lease agreement contains ownership transfer terms at the end of the lease and calls for annual rent payments in the amount of approximately $1,541 for the year ended December 31, 2007 and annual rent payments are expected to increase every year by at least 10% until the expiration of the agreement.

As the result, approximately $117,709 was recorded as leased assets on January 1, 2005 when the lease commenced based on the 10% of discounted factor. The lease was classified as a finance lease since a majority of the useful life would be used by the Company and the lease agreement contained a bargain purchase option. The net leased asset account was $114,499 and $111,938 as of December 31, 2007 and 2006, respectively.

Future minimum lease payments are as follows based on the 10% of discounted factor:

For the Year Ended December 31, 2007:

2008	1,647
2009	1,823
2010	2,016
2011	2,228
Thereafter	105,705
Less Current Portion	(1,647)
Long Term Portion	$111,772

Note 10 - STATUTORY SURPLUS RESERVE AND STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	making up cumulative prior years’ losses, if any;

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

ii.
allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.
allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund” (“SCWF”), which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one statutory surplus reserve requirement. The reserve will be 10% of income after tax, not to exceed 50 % of registered capital.

The Company has appropriated $26,213 and $12,416 as reserved for the statutory surplus reserve requirement for the years ended December 31, 2007 and 2006, respectively.

In the Company’s consolidated retained earnings, the amounts represented undistributed earnings of its equity method investment, Yan An Amorphous Alloy Transformer Co., Ltd were $224,061 and $148,402 as of December 31, 2007 and 2006, respectively.

NOTE 11 - RELATED PARTY TRANSACTIONS

Related Party Balance as of the year ended December 31, 2007
As of December 31, 2007, the Company was owed $153,696 from four of the Company’s shareholders and directors. This balance includes a receivable of $96,973 from Mr. Song Yongxing, the CEO of the company of which $91,604 represents a dividend distribution from the Company’s 20% equity investment that was directly paid to him during the fiscal year ended December 31, 2007. The advances were non interest bearing and are payable on demand.

As of December 31, 2007, the Company owed $177,600 to Zhongxi Zhengliu Transformer Co., Ltd, a previous shareholder of Zhongxi. The advances were non interest bearing and are payable on demand.

Related Party Balance as of the year ended December 31, 2006
As of December 31, 2006, the Company was owed $157,426 from related parties. This balance includes an advance totaling $139,483 to Zhongxi Zhengliu Transformer Co., Ltd, an advance of $6,612 to Alloy Science, and another advance of $11,331 to four of the Company’s shareholders. The advances were non interest bearing and are payable on demand.

As of December 31, 2006, Company owed $52,322 to related parties. The outstanding balance included advances of $51,807 from a director of the Company and a $515 advance from a shareholder of the Company. The advances were non interest bearing and are payable on demand.

Related party transactions

$90,847 and $48,234 were recorded as rental income received from Zhongxi Zhengliu Transformers Co., Ltd which was a the former shareholders’ of Zhongxi for the fiscal years ended December 31, 2007 and 2006, respectively.

Names and relationship of related parties	Existing relationships with the Company

Zhongxi Zhengliu Transformer Co., Ltd	A former shareholder of Zhongxi

Xi'an Amorphous Alloy Science And Technology Co., Ltd.	Common owner and director (Mr. Song Yongxing owns 35% of this entity)

Mr. Song Yong Xing	A shareholder and officer of the company

Mr. Xu Zewei	A shareholder of the company

Mr. Zhang Wei	A shareholder of the company

Ms. Feng Yarong	A shareholder of the company

China Power Equipment, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

November 8, 2006 An Sen and Zhongxi entered into a Management Entrustment Agreement with An Sen granting An Sen the right to manage and control Zhongxi, receive the financial benefits and be exposed to the financial risks of Zhongxi. An Sen and Zhongxi share common officers and directors. As a result, the Management Entrustment Agreement was not entered into at an arm’s length basis.

Zhongxi is a 50% partner with in a joint venture to produce amorphous alloy cores which will be sold by Zhongxi.

NOTE 12 - CONTRACT RIGHTS DEPOSIT

The contract right was purchased from Beijing Antai Technology Co., Ltd for $1,230,500 (RMB9,000,000) to guarantee the supply of amorphous raw material for 3 years starting from the first date of supplying raw material. The company conducted the evaluation for the impairment of the asset and there is no impairment needed to be recorded as of the date of evaluation. The contract rights deposit expected to be amortized in 3 years starting from the date of purchasing of raw materials from Beijing Antai Technology Co., Ltd.

NOTE 13 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to conform to the current year’s presentation.

NOTE 14 - STOCKHOLDERS’ EQUITY

Preferred Stock
As of December 31, 2007, the Company raised $925,000 in a private placement of 92,500 shares of our Series A Convertible Preferred Stock at a purchase price of $10.00 per share which we issued together with an aggregate of 4,021,900 warrants to purchase our common stock at a purchase price of $1.00 per share. Each Preferred share is convertible into 43.48 common shares.

Liquidation Preference of Preferred Stock
In case of the liquidation, the Preferred Stockholders are entitled to receive $10 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

The Warrants
The warrants entitle the holders to purchase up to the number of shares of Common Stock convertible from Series A Convertible Preferred Stock, an aggregate of 4,021,900 shares, at an exercise price of $1.00 per share. The warrants terminate on the third anniversary of the date on which the Warrants are issued.

Common Stock
As of December 31, 2007 the Company has 100,000,000 shares of common stock authorized and 10,451,613 shares issued and outstanding at par value $0.001 per share.

On November 1, 2007, the Company issued 451,613 shares of common stock to Friedland Global Capital Market LLC for the consulting services provided during the year ended December 31, 2007. The value of the consulting services was calculated based on the 451,613 shares of common stock issued at $0.23 per common share. As of the result, $103,871 had been booked as consulting fee in the fiscal year of 2007. Paid in capital account was increased by $103,419 and common stock account was increased by $452 during the year ended December 31, 2007.

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to the balance sheet date, the Company raised $100,000 by issuing 434,800 shares of Common Stock and Warrants to purchase 434,800 shares of common stock with an exercise price of $ 1.00 per share at the option of the Purchaser to one investor subsequent to the balance sheet date. The $100,000 was received from investor before the year ended December 31, 2007 and was recorded as advance from investor on the balance sheet.

NOTE 16 – RESTATEMENT

Subsequent to the issuance of the consolidated financial statements for the years ended December 31, 2007, the Company determined that certain error existed in the Consolidated Statements of Operations and Comprehensive Income with respect to other income classification. Originally, bad debt recovery was included in other income, however, after reviewing the Rule 5-03(b)(5) of Regulation S-X, the Company reclassified the bad debt recovery into sub-caption “Bad debt expense (recovery)” included in Operating expenses. This change in the Consolidated Statements of Operations and Comprehensive Income had no impact on the net income. Previously reported amounts compared with restated amounts are included in the following table.

China Power Equipment, Inc.
Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended,
	December 31,
	2007	2007
	Restated	Original

Revenue, net	$6,665,678	$6,665,678
Cost of goods sold	(5,465,383)	(5,465,383)
Gross profit	1,200,295	1,200,295

Operating expenses:
Selling, general and administrative expenses	777,492	777,492
Bad debt expense (recovery)	(113,948)	-
Depreciation expense	80,539	80,539
Amortization expense	31,304	31,304
Total operating expenses	775,387	889,335

Net income (loss) from operations	424,908	310,960

Other income (expenses)
Gain on investment	75,658	75,658
Other income	114,778	228,726
Other expenses	(135)	(135)
Interest income	8,102	8,102
Interest expense	(227,630)	(227,630)
Total other income	(29,227)	84,721

Net income before income taxes	395,681	395,681

Income taxes	133,547	133,547

Net income after income taxes	$262,134	$262,134

Foreign currency translation adjustment	348,995	348,995

Comprehensive income	$611,129	$611,129

Weighted average common shares outstanding:
Basic	10,063,102	10,063,102
Diluted	12,462,081	12,462,081

EPS - basic	$0.03	$0.03
EPS - diluted	$0.02	$0.02

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Pursuant to Article V of our By-Laws, The directors and officers shall be indemnified to the fullest extent permitted by Maryland law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee	$152
Professional Fees and Expenses*	$150,000
Printing and Engraving Expenses *	$5,000
Transfer Agent's Fees*	$2,500
Miscellaneous Expenses*	$3,000
Total	$160,652	*

* Estimates

RECENT SALES OF UNREGISTERED SECURITIES

On January 4, 2008, the company raised $100,000 by issuing 434,800 shares of our common stock and 3 year warrants to purchase 434,800 shares of common stock with an exercise price of $ 1.00 per share in a private placement.

The Following Sets Forth Recent Sales By The Company Of Unregistered Securities During The Fiscal Year Ending December 31, 2007:

On May 30, 2007, we completed an offering that raised $925,000 from the sale in a private placement of 92,500 shares of our Series A Convertible Preferred Stock (with each share initially convertible into 43.98 shares of our common stock or an aggregate of 4,021,900 shares) and three year warrants to purchase an aggregate of 4,021,900 shares of our common stock at an exercise price of $1.00.

On November 10, 2007 451,613 shares were issued to Friedland for compensation for continued consulting services pursuant to the Consulting Agreement (as defined below) to continue to provide advice as described below.

The Following Sets Forth Recent Sales By The Company Of Unregistered Securities During The Fiscal Year Ended December 31, 2006:

On November 20, 2006 10 million shares were issued to Friedland Corporate Investor Services LLC, (“Friedland”)and its assignees pursuant to an agreement (the “Consulting Agreement”) to provide consulting services designed to assist the company in forming a Chinese wholly foreign owned entity and to become publically traded in the United States. Friedland received 1 million shares upon execution of the Consulting Agreement and will receive $90,000 upon our common stock becoming publicly traded in the United States.

On November 17, 2006 9,000,00 to shareholders of Zhongxi in consideration of the Management Entrustment Agreement.

No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act on the basis that they were issued under circumstances not involving a public offering.

Other than the securities mentioned above, we have not issued or sold any securities without registration for the past three years from the date of this registration statement.

EXHIBITS

3.1 Articles of Incorporation filed with the Secretary of State of the State of Maryland on May 17, 2006.(1)

3.2 Articles of Amendment. filed with the Secretary of State of the State of Maryland on August 2, 2007.(1)

3.3 Articles of Amendment filed with the Secretary of State of the State of Maryland on September 14, 2007.(1)

3.4 Articles of Amendment filed with the Secretary of State of the State of Maryland on November 13, 2007.(1)

3.5 Articles of Amendment filed with the Secretary of State of the State of Maryland on February 29, 2008.(2)

3.6 Bylaws of the Company.(1)

3.7 Xi'an Amorphous Alloy Zhongxi Transformer Co., Ltd. Articles of Association.(3)

4.1 Form of $1.00 Common Stock Warrant.(1)

5.1 Legal Opinion of Guzov Ofsink, LLC re legality of the common stock being registered.(6)

9.1 Voting Trust and Escrow Agreement, dated ,November 21, 2006, by and among Zhongxi Shareholders and their trustees.(2)

10.1 Management Entrustment Agreement, dated November 8, 2006, entered into by and between An Sen and Zhongxi.(1)

10.2 Form of Preferred Stock and Warrant Purchase Agreement between the Company and the purchasers of the Series A Convertible Preferred Stock. (2)

10.3 Form of Amendment No. 1 to the Preferred Stock and Warrant Purchase Agreement between the Company and the purchasers of the Series A Convertible Preferred Stock. (1)

10.4 Investment Trust Agreement by and among Xi’an Amorphous Alloy Science & Technology Co., Ltd., Song Yongxing, Mao Junming, Xu Zewei, Dai Tao, Wang Yuefeng, Lin Yuan, Zhang Wei, Feng Yarong, Shi Sujun, Yu Xinzheng dated October 28, 2006.(2)

10.5 Common Stock and Warrant Purchase Agreement by and among China Power Equipment, Inc. and Seaside Capital II. LLC, dated January 4, 2008. (2)

10.6 Restated Warrant to Purchase common stock (Exhibit A to the Form of Amendment No. 1 to the Preferred Stock and Warrant Purchase Agreement between the Company and the purchasers of the Series A Convertible Preferred Stock filed as Exhibit 10.3 to this Registration Statement). (3)

10.7 Lease Contract for Workshop, Land and Affiliated Equipment, dated September 10, 2004, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd, and Xi’an Zhongxi Zhengliu Dianlu Transformer Factory. (3)

10.8 Contract to Sublease Workshop to Xi’an Zhongxi Zhengliu Dianlu Transformer Factory, dated March 25, 2006, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd, and Xi’an Zhongxi Zhengliu Dianlu Transformer Factory. (3)

10.9 Cooperation Agreement, dated May 27, 2005, between An Tai Science & Technology Co., Ltd. and Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. (3)

10.10 Yongchun Science & Technology Inducstry Center Agreement, dated August 20, 2005, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Xi’An Yongchun Science & Technology Co., Ltd. (3)

10.11 Termination Agreement, dated October 25, 2007, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Xi’An Yongchun Science & Technology Co., Ltd. (3)

10.12 Cooperative Manufacturing Agreement, dated November 11, 2007, by and among Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd, Xi’An Yongchun Science & Technology Co., Ltd., Zhejing Lvneng Electric Co., Ltd. and Xinzhi Chai. (3)

10.13 Employment Agreement, dated July 1, 2004, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Yongxing Song. (3)

10.14 Employment Agreement, dated July 1, 2004, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Yaong Feng. (3)

10.15 Employment Agreement, dated May 1, 2007, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Gou’an Zhang. (3)

10.16 Employment Agreement, dated July 1, 2004, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Zewei Xu. (3)

10.17 Amended and Restated Management Entrustment Agreement between An Sen and Zhongxi. (3)

10.18 Share Holding Transfer Agreement, dated May 10, 2005, between Xi’an Amorphous Alloy Science & Technology Co., Ltd. and Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. (4)

10.19 Technology Transfer Agreement, dated September 2, 2004, between Xi’an Amorphous Alloy Science & Technology Co., Ltd. and Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. (4)

10.20 Technology Development (Entrust) Contract, dated April 14, 2005, between Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. and Xi’an Northwest Industry University Gaoshang Science & Technology Co., Ltd. (4)

10.21 Termination Agreement, dated June 25, 2008, by and among Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd, Xi’An Yongchun Science & Technology Co., Ltd., Zhejing Lvneng Electric Co., Ltd. and Xinzhi Chai (4)

10.22 Preliminary Financial Service Agreement, dated May 14, 2008, between ELZ Accountancy Corp., and China Power Equipment, Inc. (4)

10.23 Transfer of Offering The Capital, dated July 11, 2007, between Xi’an Zhongxi Zhengliu Dianlu Transformer Factory and Zhejing Lvneng Electric Co., Ltd. (4)

10.24 Agreement, dated September 25, 2008, by and among Xi'an Amorphous Alloy Zhongxi Transformer Co., Ltd., An Sen (Xi'an) Power Science & Technology Co., Ltd., Zhejiang Lvneng Electric Co.Ltd. and Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. (5)

21.1 List of subsidiaries.(1)

23.1 Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1).

23.2 Consent of accountants (Child, Van Wagoner & Bradshaw, PLLC) for use of their report.(6)

23.3 Consent of DeHeng Law Office to the use of our reference to their opinion concerning legality and enforceability of the Management Entrustment Agreement under PRC law.(6)

(1)  Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2 (File No. 333-147349) filed with the SEC on November 13, 2007.

(2) Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-147394) on February 29, 2008.

(3) Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-147394) on April 30, 2008.

(4) Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-147394) on August 5, 2008.

(5) Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-147394) on September 25, 2008.

(6) Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-147394) on October 24, 2008.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly in Shaanxi, PRC, on October 30, 2008.

CHINA POWER EQUIPMENT, INC

October 30, 2008	By:	/s/ Yongxing Song
Yongxing Song Chief Executive Officer, President and Director (principal executive officer)

October 30, 2008	By:	/s/ Elaine Lanfeng Zhao
Elaine Lanfeng Zhao
Chief Financial Officer (principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

NAME AND TITLE DATE

/s/ Yongxing Song	October 30, 2008
Yongxing Song, Chief Executive Officer, President and Director (principal executive officer)

/s/ Elaine Lanfeng Zhao	October 30, 2008
Elaine Lanfeng Zhao Chief Financial Officer (principal financial officer)

/s/ Yarong Feng	October 30, 2008
Yarong Feng Director

/s/ Michael Segal
Michael Segal Director	October 30, 2008